UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Capital Senior Living Corporation

(Name of Registrant as Specified in its Charter)

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CAPITAL SENIOR LIVING CORPORATION

14160 DALLAS PARKWAY, SUITE 300

DALLAS, TEXAS 75254

To the Stockholders of Capital Senior Living Corporation:

You are cordially invited to attend a Special Meeting of Stockholders of Capital Senior Living Corporation, a Delaware corporation (the “Company”), to be held at [            ], on [                    ], 2021 at [            ] Central Time (the “Special Meeting”) to vote on the matters described below.

Following completion by our board of directors, with the assistance of the Company’s financial advisor, Morgan Stanley & Co. LLC, of a thorough and lengthy process to explore strategic alternatives and seek financing sources for the Company to address its liquidity needs and to fund growth strategies, including a determination by the Board that no other viable financing options were available to the Company to address previously disclosed doubts about its ability to continue as a going concern and to fund upcoming maturities on its long-term debt and its other cash needs, on July 22, 2021, the Company entered into an Investment Agreement (the “Investment Agreement”) with affiliates of Conversant Capital LLC (collectively, “Conversant”), pursuant to which, and subject to the terms and conditions thereof, the Company agreed to initiate a common stock rights offering to our stockholders which, if fully subscribed, would result in aggregate gross cash proceeds to the Company of approximately $70 million and Conversant agreed to purchase from the Company (i) $82.5 million of shares of newly designated Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”), (ii) up to an additional $42.5 million of Series A Preferred Stock in the form of a partial backstop to the rights offering, and (iii) following the closing of the transactions, up to an additional $25 million of Series A Preferred Stock to fund future investment in accretive capital expenditures and acquisitions.

The transactions contemplated by the Investment Agreement are conditioned on our obtaining certain approvals from our stockholders, and accordingly, at the Special Meeting, our stockholders will be asked to consider and vote on proposals to approve:

(1)	the issuance of up to 150,000 shares of Series A Preferred Stock to Conversant, which shares will be convertible into shares of our Common Stock;

(2)	an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 4,333,334 shares to 15,000,000 shares;

(3)

an amendment to the Company’s 2019 Omnibus Stock and Incentive Plan to (i) increase the number of shares of Common Stock that the Company may issue under such plan from 150,000 shares to 797,699 shares and (ii) exclude 257,000 shares from the minimum vesting provisions of such plan; and

(4)	the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposals.

The transactions contemplated by the Investment Agreement, the rights and preferences of the Series A Preferred Stock and the proposals to be voted on at the Special Meeting are described in more detail in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

Our Board of Directors unanimously approved the proposals and recommends that our stockholders vote “FOR” each of the proposals.

The Board has fixed the close of business on [                    ], 2021 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.

Whether or not you expect to attend the Special Meeting in person, you are urged to mark, sign, date and mail the enclosed WHITE proxy card or voting instruction form promptly so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Special Meeting. If you attend the Special Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your WHITE proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote your shares without instructions from you. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on [                    ], 2021: The Company’s Proxy Statement is also available at www.proxydocs.com/csu.

By Order of the Board of Directors

Michael W. Reid Chairman of the Board	Kimberly S. Lody President and Chief Executive Officer

[                    ], 2021

Dallas, Texas

CAPITAL SENIOR LIVING CORPORATION

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2021

SCHEDULED MEETING DATE:	[ ], 2021

MEETING TIME:	[ ] Central Time

RECORD DATE:	[ ], 2021

LOCATION:

[                    ], Dallas, Texas

Please note that, although we currently intend to hold the Special Meeting in person, we are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the novel coronavirus (COVID-19) pandemic. As a result, in the event we determine that it is advisable to hold the Special Meeting partly or solely by means of virtual communications, we will publicly announce such alternative arrangements as promptly as practicable before the Special Meeting. We will announce any decision to modify the structure of the Special Meeting, along with details on how to participate, by press release (which will be available on our website at www.capitalsenior.com/investor-relations) and a filing with the SEC. If you are planning to attend the Special Meeting, please be sure to check our website and SEC filings for any updates prior to the Special Meeting. As always, we encourage you to vote your shares prior to the Special Meeting.

ITEMS OF BUSINESS:

To consider and vote upon proposals to approve:

1. the issuance of up to 150,000 shares of Series A Preferred Stock to Conversant in connection with the Private Placement, the Backstop Commitment and the Equity Accordion (each as defined in the accompanying proxy statement) which Series A Preferred Stock will be convertible into Common Stock, subject to the terms set forth in the Certificate of Designations;

2. an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 4,333,334 shares to 15,000,000 shares;

3. an amendment to the Company’s 2019 Omnibus Stock and Incentive Plan (the “2019 Plan”) to increase the number of shares of Common Stock that the Company may issue under the 2019 Plan from 150,000 shares to 797,699 shares and to exclude 257,000 shares from the minimum vesting provisions of the 2019 Plan; and

4. the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposals.

These items of business are described in the proxy statement accompanying this Notice. We are required to seek approval for these items of business set forth above pursuant to the terms of the Investment Agreement and other agreements and documents entered into in connection with the transactions contemplated thereby and in order to comply with the rules and regulations of the New York Stock Exchange.

Our Board of Directors unanimously recommends that stockholders vote “FOR” each of the proposals.

The record date for the Special Meeting is [                    ], 2021. Holders of record of the Company’s Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

On or around [                    ], 2021, we began mailing the proxy materials to our stockholders. This notice of Special Meeting and the accompanying proxy statement are also available at www.proxydocs.com/csu and the SEC website at www.sec.gov.

Sincerely,

David R. Brickman

Senior Vice President, General Counsel and Secretary

Dated: [                    ], 2021

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT.

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF STOCKHOLDERS

OF CAPITAL SENIOR LIVING CORPORATION

TO BE HELD ON [                    ], 2021

Address of Special Meeting:

[                    ]

SOLICITATION OF PROXIES BY BOARD OF DIRECTORS

Our Board of Directors (the “Board”) is soliciting proxies to be voted at the special meeting of the Company’s stockholders scheduled to be held on [                    ], 2021, at [            ] Central Time (the “Special Meeting”), and any adjournments or postponements of the Special Meeting, for the purposes set forth in the attached Notice of Special Meeting of Stockholders To Be Held On [                    ], 2021 (the “Notice”). The Notice, this Proxy Statement and the form of proxy enclosed were first mailed to stockholders on or about [                    ], 2021. Our stockholders are invited to attend the Special Meeting and are requested to vote on each of the proposals described in this Proxy Statement. In this Proxy Statement, we refer to Capital Senior Living Corporation as the “Company,” “we,” “our” or “us.”

QUESTIONS AND ANSWERS

ABOUT THESE PROXY MATERIALS AND THE SPECIAL MEETING

Why am I receiving these materials?

The Company sent you this Proxy Statement and enclosed WHITE proxy card because the board of directors of the Company (the “Board”) is soliciting your proxy to vote at the Special Meeting on certain proposals related to the transactions contemplated by the Investment Agreement, dated July 22, 2021 (the “Investment Agreement”), between the Company and Conversant Dallas Parkway (A) LP, a Delaware limited partnership (“Investor A”), and Conversant Dallas Parkway (B) LP, a Delaware limited partnership (together with Investor A, “Conversant”), each an affiliate of Conversant Capital LLC. The Special Meeting described in this Proxy Statement is scheduled to be held on [                    ], 2021, and we are providing these proxy materials to you in connection with the Special Meeting.

What transactions are contemplated by the Investment Agreement?

Pursuant to the Investment Agreement, (i) the Company agreed to initiate a rights offering (the “Rights Offering”) to allow the holders of our common stock, par value $0.01 per share (“Common Stock”) as of the record date for the Rights Offering the right to purchase, at $32 per share, one new share of Common Stock for each share of Common Stock they currently own, and (ii) Conversant agreed to purchase from the Company (A) 82,500 shares of newly designated Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) at $1,000 per share (the “Private Placement”), (B) up to 42,500 additional shares of Series A Preferred Stock at $1,000 per share if the gross proceeds of the Rights Offering are less than $42.5 million (the “Backstop Commitment” and together with the Private Placement and the Rights Offering, the “Transactions”), and (C) from time to time following closing of the Transactions (the “Closing”), up to 25,000 additional shares of Series A Preferred Stock at $1,000 per share at the request of the Company for investment in accretive capital expenditures and acquisitions, subject to certain conditions set forth in the Investment Agreement (the “Equity Accordion”). The Transactions are subject to customary closing conditions, including the approval of our stockholders for the Equity Issuance Proposal and the Authorized Stock Increase Proposal described below.

The Transactions and the terms and conditions of the Investment Agreement and the other agreements contemplated thereby are described in more detail in the section entitled “Description of the Transaction Documents” below.

Concurrently with the entering into the Investment Agreement, Conversant provided the Company with $17.295 million in interim debt financing and the Company issued Conversant a promissory note in respect of such loan, which matures on the earlier of the Closing and July 22, 2022. If the Closing occurs, the Promissory Note will be paid off with the proceeds of the Private Placement or in the form of a reduction of the cash amount to be paid by Conversant at Closing in the Private Placement. See the section entitled “Description of the Transaction Documents — Promissory Note” below.

What are the rights and preferences of the Series A Preferred Stock?

The Series A Preferred Stock will be convertible into Common Stock at an initial conversion price of $40 per share, subject to customary anti-dilution adjustments, will be entitled to vote on an as-converted basis with holders of our Common Stock together as a single class and will accrue cumulative dividends, compounding quarterly, at an annual rate of between 11.00% and 15.00% of the liquidation preference of the Series A Preferred Stock, depending on the level of participation in the Rights Offering. Dividends on the Series A Preferred Stock will be payable in cash if declared by the Board, or will be added to the liquidation preference of the Series A Preferred Stock.

The complete terms of the Series A Preferred Stock will be set forth in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (the “Certificate of Designations”) to be filed by the

Company with the Secretary of State of the State of Delaware prior to the Closing and are described in more detail in the section entitled “Description of the Series A Preferred Stock” below.

What is the purpose of the Special Meeting?

At the Special Meeting, holders of our Common Stock will be asked to consider and vote on proposals to approve:

(1)

the issuance of up to 150,000 shares of Series A Preferred Stock to Conversant in connection with the Private Placement, the Backstop Commitment and the Equity Accordion, which Series A Preferred Stock will be convertible into Common Stock, subject to the terms set forth in the Certificate of Designations (the “Equity Issuance Proposal”);

(2)

an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock from 4,333,334 shares to 15,000,000 shares (the “Authorized Stock Increase Proposal”);

(3)

an amendment to the Company’s 2019 Omnibus Stock and Incentive Plan (the “2019 Plan”) to increase the number of shares of Common Stock that the Company may issue under the 2019 Plan from 150,000 shares to 797,699 shares and to exclude 257,000 shares from the minimum vesting provisions of the 2019 Plan (the “LTIP Proposal” and together with the Equity Issuance Proposal and the Authorized Stock Increase Proposal, the “Meeting Proposals”); and

(4)	the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposals.

How does the Board recommend that I vote on the Meeting Proposals?

For the reasons described in the section entitled “Background of the Transactions” below, the Board has determined that the Transactions are fair to and in the best interests of the Company, and in connection therewith, has unanimously approved the Meeting Proposals, and unanimously recommends that the Company’s stockholders vote “FOR” each of the Meeting Proposals.

Why did the Board approve the Transactions?

The Board, with the assistance of the Company’s financial advisor, Morgan Stanley & Co. LLC (“Morgan Stanley”), engaged in a thorough and lengthy process to explore strategic alternatives and seek financing sources for the Company to address its liquidity needs and fund growth strategies. As part of the process, the Board determined that, other than the pending transaction with Conversant, no other viable financing options were available to the Company to address previously disclosed doubts about its ability to continue as a going concern and to fund upcoming maturities on its long-term debt and its other cash needs. As a result, following the completion of this review, the Board determined that the Transactions are fair to and in the best interests of the Company and unanimously approved the Transactions to raise capital that we intend to use for working capital, to repay debt and to fund accretive growth projects. For a more detailed description of the process leading to the Company’s entry into the Investment Agreement, see the section entitled “Background of the Transactions” below.

Why is the Company seeking approval of the Equity Issuance Proposal?

We are required to seek approval of the Equity Issuance Proposal pursuant to the terms of the Investment Agreement.

In addition, our Common Stock is listed on the NYSE and we are subject to NYSE rules and regulations that require us to seek stockholder approval of certain issuances, including where such issuance would represent greater than 20% of the voting power and number of shares of our Common Stock outstanding prior to such issuance.

The Series A Preferred Stock to be sold to Conversant in the Private Placement and pursuant to the Equity Accordion and the Backstop Commitment will be initially convertible into between 2,062,500 and 3,750,000 shares of Common Stock (depending on the amount of the Equity Accordion that is funded and the amount of the Backstop Commitment that is exercised), which would represent between approximately 94.15% and 171.19% of our Common Stock on an as-converted basis outstanding prior to the issuance of such Series A Preferred Stock and approximately 32.01% and 63.12% of our Common Stock immediately after the issuance of such Series A Preferred Stock on an as-converted basis (as more fully described in “Background of the Transactions — Effect of the Transactions” below), each of which is greater than 20% of both the voting power and number of shares of our Common Stock outstanding prior to the issuance of such Series A Preferred Stock. The actual number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be subject to customary anti-dilution adjustments and will increase to the extent the Board does not declare and pay the dividend on the Series A Preferred Stock in cash in respect of any quarterly payment date.

Because the Common Stock to be issued upon conversion of the Series A Preferred Stock sold to Conversant in the Private Placement and pursuant to the Equity Accordion and the Backstop Commitment will exceed 20% of both the voting power and number of shares of our Common Stock outstanding prior to the issuance of such Series A Preferred Stock and would therefore implicate Section 312.03(c) of the NYSE Listed Company Manual, we must seek stockholder approval of the Equity Issuance Proposal. In addition, Section 312.03(d) of the NYSE Listed Company Manual requires stockholder approval for a “change of control,” which is not defined by the NYSE rules, so we are also seeking stockholder approval of the Equity Issuance Proposal to the extent the issuance of Series A Preferred Stock is deemed a “change of control.”

Why is the Company seeking approval of the Authorized Stock Increase Proposal?

Our Certificate of Incorporation currently allows us to issue up to 4,333,334 shares of Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share. As of August 10, 2021 we had 2,190,599 shares of Common Stock issued and outstanding. Further, 63,304 shares of Common Stock were reserved for future issuance as of such date. We are seeking approval of an amendment to our Certificate of Incorporation to increase the total number of authorized shares of our Common Stock from 4,333,334 shares to 15,000,000 shares in order to have sufficient shares of Common Stock available for issuance in the Rights Offering, upon conversion of the Series A Preferred Stock issued in the Private Placement, the Backstop Commitment and the Equity Accordion, and for future general corporate purposes. The Company currently has no definitive plans or understandings with respect to the issuance of any Common Stock except as described in this Proxy Statement.

Why is the Company seeking approval of the LTIP Proposal?

The Company is seeking approval of the LTIP Proposal to ensure that there are sufficient shares of Common Stock available under the 2019 Plan (1) for the performance awards contemplated by the Investment Agreement, as described in this Proxy Statement, and (2) to provide a source of shares of Common Stock for future equity awards under the 2019 Plan in amounts as determined appropriate by the Compensation Committee.

What will happen if the Company’s stockholders do not approve the Equity Issuance Proposal or the Authorized Stock Increase Proposal?

If the Company’s stockholders do not approve both the Equity Issuance Proposal and the Authorized Stock Increase Proposal, then the Private Placement, the Rights Offering and the Backstop Commitment would not occur and the Investment Agreement would be terminated.

If either the Equity Issuance Proposal or the Authorized Stock Increase Proposal are not approved and the Investment Agreement is terminated, our ability to access financing sources for the Company to address its liquidity needs and to fund growth strategies, including to address previously disclosed doubts about its ability to continue as a going concern and to fund upcoming maturities on its long term debt and its other cash needs, will be in doubt and will have a material adverse effect on the Company.

What will happen if the Company’s stockholders do not approve the LTIP Proposal?

If the amendment to the 2019 Plan is not approved by the Company’s stockholders, the 2019 Plan will not be amended and the Company’s Compensation Committee will evaluate whether to issue plan awards that are settled in cash, rather than stock, or to replace some or all of the equity portion of compensation with additional cash payments. In any case, an important part of the Company’s compensation philosophy will be frustrated.

What is the impact of the approval of the Equity Issuance Proposal on management’s change of control arrangements?

Pursuant to retention agreements entered into with certain employees of the Company, including the Company’s executive officers, all outstanding options and other equity awards in respect of the Common Stock, including, but not limited to, awards granted under the 2019 Plan and inducement grants made to the Company’s Chief Executive Officer and Chief Operating Officer (the “Equity Awards”) will remain outstanding following the Closing and all outstanding performance share awards, including awards held by the Company’s Chief Executive Officer and Chief Operating Officer, will be converted upon the Closing, at target award level, to time-based restricted stock awards that will vest on the applicable scheduled vesting dates or the relevant award termination date applicable to such performance shares. In addition, upon any Equity Award holder’s “involuntary termination” (as such term is defined in the 2019 Plan) within one year following the Closing or termination due to death or disability following the Closing, his or her Equity Awards will fully vest.

In the event any of Kimberly S. Lody, Brandon Ribar, David Brickman, Tiffany Dutton, Jeremy Falke or Michael Fryar is terminated without “cause” or resigns for “good reason” (as such terms are defined in the employee’s employment agreement) within one year, the employee will be entitled to the following enhanced severance benefits pursuant to his or her employment agreement:

•

one and one-half times (in the case of Messrs. Fryar and Falke and Ms. Dutton), two times (in the case of Messrs. Ribar and Brickman and Ms. Burnell) or two and one-half times (in the case of Ms. Lody) the employee’s annual base salary and annual target bonus (or annual bonus paid for Mr. Brickman);

•	pro rata annual incentive bonus for the fiscal year in which the termination occurs based on the actual performance of the Company for each executive; and

•

medical, dental, disability and life insurance continuation for a maximum of 24 months or, in the case of Messrs. Ribar, Brickman, Fryar and Falke and Ms. Dutton, 18 months, in each case pursuant to and in accordance with the terms of the applicable employment agreement.

The Board also approved a cash retention pool of $4.215 million in the aggregate in connection with the Transactions pursuant to which cash retention bonus awards will be paid to certain employees, including the Company’s executive officers. Fifty percent of each employee’s retention bonuses will be paid at the Closing (or, in the case of key field employees, forty-five percent ) and the remaining fifty percent (or, in the case of key field employees fifty-five percent) will be paid on the six (6) month anniversary of the Closing, subject to continued employment through the applicable payment date (except in the case of an “involuntary termination” (as defined under the 2019 Plan), in which case payment of the retention awards will be accelerated).

Following the Closing, subject to the approval of the LTIP Proposal, the Company will grant a total of 257,000 performance shares under the 2019 Plan to certain individuals, subject to such individual’s continued employment through the grant date.

In the event an employee does not remain employed through the grant date, his or her performance shares will be allocated proportionately among the performance share award recipients. For more information on the impact of the approval of the Equity Issuance Proposal on management’s change of control arrangements, see “Proposal Three: LTIP Proposal.”

What is the impact of the approval of the Equity Issuance Proposal on the composition of the Board?

Pursuant to the Investor Rights Agreement to be entered into at the Closing, for so long as Conversant, together with its affiliates and permitted transferees beneficially own at least 15% of the outstanding Common Stock on an as-converted basis, Investor A will have the right to nominate for election to the Board, subject to the satisfaction of all legal and governance requirements, a number of directors to be determined based on the as-converted beneficial ownership percentage of Conversant and its affiliates at the Closing compared to the overall size of the board (the “Investor Board Representatives”). Promptly following the Closing Date, and in any event within five business days following the Closing Date, the Company will be required to cause the initial Investor Board Representatives to be elected or appointed to the Board.

Upon the Closing, (i) assuming the holders of our Common Stock exercise rights in the Rights Offering to purchase at least $42.5 million (and, as a result, no shares of Series A Preferred Stock are issued in respect of the Backstop Commitment), Conversant would have the right to nominate up to three directors (of an eight person Board) based on an as-converted beneficial ownership percentage of approximately 32.01%, and (ii) assuming the full amount of the Backstop Commitment is exercised and the full amount of the Equity Accordion is funded, Conversant would have the right to nominate up to five directors (of an eight person Board) based on an as-converted beneficial ownership percentage of approximately 63.12%, in each case, based on 2,190,599 shares of common stock outstanding as of August 10, 2021.

In the event Conversant’s beneficial ownership percentage increases or decreases, the right to nominate Investor Board Representatives will also increase or decrease proportionately. Conversant’s beneficial ownership percentage will increase to the extent the Board does not declare and pay the dividend on the Series A Preferred Stock in cash in respect of any quarterly payment date.

Additionally, for so long as Conversant, together with its affiliates and permitted transferees, beneficially own at least 20% of the outstanding shares of Common Stock on an as-converted basis, Investor A will be entitled to designate the chairperson of the Board.

For as long as Investor A has the right to nominate an Investor Board Representative to the Board, members of the Board other than the Investor Board Representative(s) will have the exclusive right to nominate persons on behalf of the Board for election at annual stockholders meetings for, or to fill vacancies in, all director positions, other than the Investor Board Representative(s).

For more information on the Board representation rights that would be granted to Conversant upon the Closing, see “Description of the Transaction Documents — Investor Rights Agreement.”

Will the issuance of the Series A Preferred Stock be dilutive to existing holders of Common Stock?

The conversion of the Series A Preferred Stock, when exercised, will be dilutive to existing stockholders. Such conversion right will allow the holders of the Series A Preferred Stock to convert their shares of Series A Preferred Stock into shares of Common Stock. In addition, existing stockholders will experience immediate dilution of their voting rights as a result of the issuance of the Series A Preferred Stock. See “Background of the Transactions — Effect of the Transactions” and “Description of the Series A Preferred Stock.”

Who is entitled to vote at the Special Meeting?

The record holders of the [            ] shares of Common Stock outstanding at the close of business on [                    ], 2021 are entitled to vote at the Special Meeting. The holders of Common Stock are entitled to one vote for each share of Common Stock on each matter submitted to a vote at the Special Meeting.

How many votes are needed to hold the Special Meeting?

In order to conduct the Special Meeting, the presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned WHITE proxy card, including abstentions, will be treated as present at the Special Meeting for purposes of determining a quorum. The Company believes that each of the Meeting Proposals will be considered “non-routine” by the NYSE and therefore there will not be any broker non-votes. As such, broker non-votes will not be treated as present at the Special Meeting for purposes of determining a quorum.

What vote is required to approve each of the Meeting Proposals?

If a quorum is present, (i) approval of the Authorized Stock Increase Proposal requires an affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date entitled to vote and (ii) approval of the Equity Issuance Proposal, the LTIP Proposal and the Adjournment Proposal requires an affirmative vote of a majority of the shares of Common Stock as of the Record Date present, in person or represented by proxy, and entitled to vote. Accordingly, an abstention would have the effect of a vote against the Meeting Proposals. Broker non-votes will have the effect of a vote against the Authorized Stock Increase Proposal and will have no effect on the outcomes of the Equity Issuance Proposal, the LTIP Proposal and the Adjournment Proposal.

How can I receive electronic access to the proxy materials?

The Notice and this Proxy Statement are available free of charge at www.proxydocs.com/csu and the SEC website at www.sec.gov.

How do I vote?

Voting in Person at the Special Meeting. If you are a stockholder of record, you may vote in person at the Special Meeting. If your shares of Common Stock are held in street name and you wish to vote in person at the Special Meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

Please note that, although we currently intend to hold the Special Meeting in person, we are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the novel coronavirus (COVID-19) pandemic. As a result, in the event we determine that it is advisable to hold the Special Meeting partly or solely by means of virtual communications, we will publicly announce such alternative arrangements as promptly as practicable before the Special Meeting. We will announce any decision to modify the structure of the Special Meeting, along with details on how to participate, by press release (which will be available on our website at www.capitalsenior.com/investor-relations) and a filing with the SEC. If you are planning to attend the Special Meeting, please be sure to check our website and SEC filings for any updates prior to the Special Meeting. As always, we encourage you to vote your shares prior to the Special Meeting.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, Computershare Shareowner Services LLC, you may instruct the proxy holders named in the WHITE proxy card how to vote your shares of Common Stock by marking, signing and dating your WHITE proxy card and returning it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed WHITE proxy card, the Company will vote the shares that the WHITE proxy card represents in accordance with your directions. If you return the signed WHITE proxy card with no direction on a proposal, the Company will vote your proxy “FOR” each of the Meeting Proposals.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You can do this by:

•	filing a written revocation with the Secretary of the Company;

•	signing and submitting another proxy with a later date; or

•	attending the Special Meeting, withdrawing the proxy and voting in person.

Who is soliciting the proxy and who pays the costs?

The enclosed proxy for the Special Meeting is being solicited by the Board. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. We have retained Georgeson LLC (“Georgeson”) to assist in the solicitation of proxies and otherwise in connection with the Special Meeting for an estimated fee of $10,000, plus reimbursement of certain expenses. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

What happens if the Special Meeting is postponed or adjourned?

If the Special Meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, we intend to reconvene the Special Meeting as soon as reasonably practical, and in any event within 60 days of the record date. Pursuant to our Second Amended and Restated Bylaws (our “Bylaws”), stockholder meetings must be held no more than 60 days following the record date. Your proxy will still be effective and may be voted at the rescheduled or adjourned meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned meeting, if such meeting occurs within 60 days of the record date.

Who should I call if I have questions or need assistance voting my shares?

Please call Georgeson, at (866) 431-2108, if you have any questions or require assistance in connection with voting your shares.

BACKGROUND OF THE TRANSACTIONS

The Board and the Company’s senior management team, with the assistance of the Company’s advisors, regularly review the strategy, performance, positioning, and prospects of the Company with a view toward enhancing stockholder value. These reviews have included, from time to time, discussions concerning potential M&A and capital markets transactions, as well as a review of the potential benefits and risks associated with each potential such course of action.

The Board, with the assistance of the Company’s financial advisor, Morgan Stanley, engaged in a thorough and lengthy process to explore strategic alternatives and seek financing sources for the Company to address its liquidity needs and to fund growth strategies. In connection with the proposed Transactions, the Board determined that no other viable financing options were available to the Company to address previously disclosed doubts about its ability to continue as a going-concern and to fund upcoming maturities on its long term debt and its other cash needs. Following the completion of such strategic alternatives process, on July 22, 2021, the Company entered into the Investment Agreement with Conversant.

The Company is one of the largest operators of senior housing communities in the United States and the Company and its predecessors have provided senior housing and related services since 1990. Between 2005 and 2012, the Company entered into a series of long-term triple-net lease agreements with certain real estate investment trusts (“REITs”) pursuant to which the Company was obligated to pay fixed rental expenses, generally featuring annual escalators of typically 3%, in exchange for the receipt of the underlying cash flows generated by the leased communities.

During the period from 2010 through 2017 the Company significantly expanded its owned portfolio of senior housing communities through acquisitions primarily financed by non-recourse mortgage loans. By June 30, 2017, the Company operated 129 senior housing communities across 23 states, including 83 owned and 46 leased senior housing communities, and the Company had outstanding debt obligations of approximately $966 million in addition to $457 million of future facility lease obligations.

During the second half of 2017, the Company’s operational performance began to decline and continued to decline throughout 2018 due to a combination of challenging business and industry conditions, including, among other things, increased supply of senior living communities, rate pressures from escalating competitive promotional activities, and higher operating costs, including significant wage pressures. These factors resulted in a period of sustained decline in the Company’s financial performance, operating cash flow deficits and a deterioration of available liquidity. These impacts were further exacerbated due to the constraints associated with the Company’s leverage profile and lease obligations, which related to assets that did not generate cash flows sufficient to cover associated lease payments. By the fourth quarter of 2018, occupancy in Company’s portfolio had decreased to 84.5%, a decline of 230 basis points from the second quarter of 2017.

In December 2018, with declining operating results, the Company identified 19 communities with near term maturities with attractive operating metrics and raised an additional $20 million in cash to fund ongoing operating needs by refinancing the debt on those 19 communities through a Master Credit Facility placed with Fannie Mae, further increasing the leverage at the asset level.

On January 7, 2019, the Company appointed Kimberly S. Lody to serve as the Company’s Chief Executive Officer and President. Shortly after Ms. Lody became CEO, the Company implemented a three-year operational improvement plan intended to stabilize the Company’s performance, improve its capital structure and establish a pathway towards sustainable and profitable growth. During the first half of 2019, Company management and the Board believed the new operating strategy had begun to show improved operating results. Also during this time Company management and the Board regularly continued to evaluate the Company’s performance and financial position. These reviews included consideration of whether the Company’s execution of its new operating plan could be enhanced by potential financing alternatives to improve the Company’s capital structure and strengthen its financial position.

On July 28, 2019, in evaluating the Company’s strategic and financial position, the Board authorized the creation of a transaction committee (the “Transaction Committee”) to advise the Board regarding potential capital raising and other financing alternatives. The Transaction Committee consisted of Ms. Lody, Michael Reid, Ross Levin and Philip Brooks. Management and members of the Transaction Committee interviewed financial advisors in connection with a potential capital raise and review of financing alternatives. Between August and November 2019, Company management and the Transaction Committee met several times with Morgan Stanley and on November 7, 2019, the Transaction Committee formally engaged Morgan Stanley on behalf of the Company to assist the Company in a potential private placement of its securities. The Transaction Committee selected Morgan Stanley based on their knowledge, expertise and experience in the senior living sector.

In October 2019, the Company completed the sale of two high performing assets (Montclair and Peoria) with equity value above the existing debt and significant future capital needs and raised $14.8 million of additional proceeds to fund the ongoing cash needs of the business while executing the initial stabilization efforts under the new management team.

In November 2019, at the direction of the Transaction Committee, Morgan Stanley commenced outreach to 18 potential investors and engaged in exploratory discussions with such parties on behalf of the Company concerning a potential private placement. These contacts resulted in the Company entering into non-disclosure agreements with 12 potential investors, each of whom received access to diligence materials and some of whom held meetings with the Company management team. Throughout the process, many of the potential investors cited concerns regarding the Company’s elevated leverage profile, significant lease obligations and uncertainties involved in the ongoing turnaround efforts, and ultimately, none of the potential investors chose to submit a proposal for any transaction. As a result, in early 2020 the Company determined it would seek to address certain of the concerns cited by potential investors and to continue to focus on the execution of its strategic plan in order to position it more favorably for a potential capital raise in the future.

The Company entered 2020 with one unlevered asset, a small, cash-flow negative community in Northern Ohio, and an aggregate leased asset portfolio requiring approximately $63.5 million in cash to meet the annual lease obligation, resulting in an annual operating shortfall of $22 million related to the leased portfolio.

In the first quarter of 2020, the COVID-19 global pandemic was declared a public health emergency in the United States and the impacts of COVID-19 began to significantly disrupt the nation’s economy, the senior living industry and the Company. Due to the impact of the COVID-19 pandemic on the Company’s financial position, along with the need to address its upcoming debt maturities, in the Company’s Form 10-Q for the quarter ended March 31, 2020, Company management concluded that there was substantial doubt about the Company’s ability to continue as a going concern for the 12-month period following the date its interim March 31, 2020 financial statements were issued. This going concern issue was due to, among other things, the impact of the COVID-19 pandemic on operating costs and occupancy, pressures on liquidity, near term debt maturities and recurring and projected operating losses. The global COVID-19 pandemic negatively impacted (and continues to negatively impact) the entire senior living industry. As a result, the Company experienced an occupancy decline of 760 basis points from March 2020 to February 2021 in its portfolio of 60 continuing owned communities. In addition, the Company’s quarterly net operating income, which excludes management fees and includes real estate taxes and insurance, for this same portfolio declined from $15.7 million in the first quarter of 2020 to $9.1 million in the first quarter 2021 due to lower revenue from the lost occupancy and higher operating costs required to fight the effects of the pandemic. This same going concern doubt has been expressed in each of the Company’s subsequent quarterly and annual reports on Form 10-Q and Form 10-K that followed the Form 10-Q for the first quarter of 2020.

On March 25, 2020, the closing price of the Company’s common stock on the NYSE was $0.57 per share and our market capitalization was approximately $18.2 million. In April 2020, the Company received notice from the NYSE that it was no longer in compliance with NYSE continued listing standards due to the fact that (i) its average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its stockholders’ equity was less than $50 million, and (ii) the average closing price of the Company’s common stock was less than $1.00 over a consecutive 30 trading-day period.

In response to the foregoing issues and concerns, the Company took (and continues to take) certain actions to help improve its liquidity position and to help address uncertainty about its ability to operate as a going concern, including:

•	The Company implemented proactive spending reductions to improve liquidity, including reduced discretionary spending and monitoring capital spending.

•

In March 2020, after extensive negotiations, the Company reached agreements with all of its landlords relating to its leased properties for reduced rent and to exit all of its triple net leases by the end of 2020. As of December 31, 2020, the Company exited all master lease agreements in order to strengthen the Company’s balance sheet and allow the Company to strategically invest in certain owned communities.

•

The Company elected to utilize the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) temporary payroll tax deferral program to delay payment of a portion of the approximately $7.5 million in payroll taxes estimated to be incurred from April 2020 through December 2020. These deferred taxes must be repaid, with $3.7 million to be paid by December 31, 2021 and the remaining $3.7 million to be repaid by December 31, 2022.

•

In May 2020, the Company entered short term debt payment forbearance agreements with a number of its lenders. In October 2020, the Company entered into an additional short-term forbearance agreement with one of those lenders, Protective Life Insurance Company.

•

In July 2020, the Company initiated a process to transfer the operations and ownership of 18 communities that were either underperforming or were in underperforming loan pools to Fannie Mae, the holder of nonrecourse debt on such communities. In August 2020, the Company agreed to a receivership order pursuant to which it turned these properties over to a receiver and was no longer responsible for the operating losses from such properties. The Company cooperated with Fannie Mae in transitioning the operations of these properties to new operators, a process which was completed on May 17, 2021. The Company continues to cooperate with Fannie Mae to transition the legal ownership of these properties to Fannie Mae, a process which is expected to be complete by the end of 2021.

•

In November 2020, the Company closed on the sale of one senior housing community located in Canton, Ohio, for a total purchase price of $18.0 million and received approximately $6.4 million in net proceeds after retiring outstanding mortgage debt of $10.8 million and paying customary transaction and closing costs. At closing, in November 2020, the Company entered into a management agreement with the buyer to manage the community, pursuant to which the Company receives a management fee based on the gross revenues of the property.

•

In November 2020 and January 2021, the Company accepted $8.1 million and $8.7 million, respectively, of cash for grants from the Public Health and Social Services Emergency Fund’s Phase 2 and 3 General Distribution, which was expanded by the CARES Act. The CARES Act Phase 2 and Phase 3 funds are grants that are not required to be repaid, provided the Company satisfies the terms and conditions of the CARES Act. In addition, the Company had received approximately $1.9 million in relief from state agencies in the year ended December 31, 2020.

•	In December 2020, the Company implemented a Reverse Stock Split in order to increase the market price per share of its common stock and regain compliance with the Minimum Stock Price Standard.

•

Between December 2020 and April 2021, the Company conducted multiple vaccination clinics at all of its communities. Approximately 90% of residents and 49% of employees are vaccinated as of August 10, 2021. Due to the national distribution of vaccinations, states have lifted restrictions on senior living communities, and the Company has been able to achieve five consecutive months of occupancy growth from the pandemic low point in February 2021.

•

The Company has been in discussions with Fifth Third Bank to resolve its noncompliance with financial covenants regarding its $31.5 million loan. As a result of this default, subsequent to first quarter end in 2021, Fifth Third Bank issued a notice of default letter, and the loan with Fifth Third Bank is callable. In the event that this loan is accelerated, the loan will have 25% recourse to the Company.

•

In August 2021, the Company executed a one year extension of the Company’s $40.5 million bridge loan with BBVA, covering three of the Company’s properties, which had a December 10, 2021 maturity date. The extension includes a provision to extend the loan an additional six months if certain financial criteria are met. This loan agreement extension also waived existing noncompliance with certain financial ratios and eliminated these financial ratios going forward. The extension requires incremental principal payments of $150,000 per month, retroactive to June 2021, a principal payment of $1.0 million in December 2021 and continuing quarterly principal payments of $0.5 million beginning in March 2022 unless a certain financial ratio is attained.

In October 2020, the Company discussed with Morgan Stanley the then-prevailing market conditions and the progress the Company had made in its operational improvement plan. On November 24, 2020 the Company engaged Morgan Stanley as its financial advisor to assist with reviewing potential strategic alternatives to strengthen the Company’s liquidity position. The Transaction Committee selected Morgan Stanley based on their knowledge, expertise and experience in the senior living sector.

On December 9, 2020, the Board met with members of management, Morgan Stanley and Baker Botts LLP, counsel to the Board (“Baker Botts”), during which management reviewed the ongoing transitions of certain of the Company’s communities to Fannie Mae and certain lessors (Welltower and Healthpeak), occupancy rates and the operating environment during the COVID-19 pandemic. Representatives of Morgan Stanley discussed the benefits of exploring potential strategic alternatives and presented a potential timeline for the launch of a process. The Board and its advisors discussed the potential types of transactions that may be considered, including a private placement, sale of the Company, direct offering and/or rights offering and the potential investors that would be contacted as part of a process.

From January 2021 through July 2021, the Transaction Committee met approximately 11 times, including with Morgan Stanley, Willkie Farr & Gallagher LLP (“Willkie”), counsel to the Company, and Company management to discuss the Company’s business and liquidity outlook, the status of the strategic alternatives process and the indicative terms of potential transactions.

On January 5, 2021, the Transaction Committee met with representatives of management and Morgan Stanley. At this meeting, management discussed the Company’s current cash and occupancy position as well as the projected cash position for the upcoming year. Management noted the difficulties of the current operating environmental and reviewed the Company’s debt obligations maturing in December 2021. The Transaction Committee discussed potential structures for a capital raise and the advantages and disadvantages to various structures, including a private placement, a registered direct offering, an “at-the-money” offering of common equity, a rights offering and/or an underwritten offering. The Transaction Committee further discussed conversations with potential investors who had indicated an interest in the Company pursuing a sales process to maximize stockholder value.

On January 14, 2021, the Board held a meeting which was attended by certain members of management and representatives of Morgan Stanley and Baker Botts. At the meeting, management reviewed the key metrics of the fourth quarter results, the impact of COVID-19 on the communities and an operational update on the continuing communities. Representatives of Morgan Stanley and the Board discussed the timeline for the strategic alternatives process, potential deal structures and the current market environment for transactions. The Board delegated to the Transaction Committee the authority to solicit potential transactions for a capital raise, other financing alternatives and/or other possible strategic and/or business combination transactions, including a sale of the Company, to be considered, with any such transaction subject to final approval by the Board.

Beginning in January 2021, at the Transaction Committee’s direction, Morgan Stanley contacted 33 potential investors with respect to a potential transaction with the Company that could range from a private placement to an acquisition of the whole company. Of these investors, 25 executed non-disclosure agreements and engaged in due diligence with respect to the Company, including participating in meetings with Company management.

On January 26, 2021, the Transaction Committee met with their advisors to discuss the status of the strategic alternatives process.

Throughout the following months Company management and Morgan Stanley continued to engage with those potential investors and provided periodic updates to the Board and the Transaction Committee on those discussions.

On March 23, 2021, three potential investors submitted non-binding proposals for an investment in the Company, all of which included aggregate investments that ranged from $100 million to $150 million. The proposal from an affiliate of Conversant (the “Conversant Bidder”) contemplated a total capital raise of $100 to $125 million, consisting of a private placement of 15% convertible preferred stock and a common stock rights offering backstopped through the issuance of additional preferred stock, each accounting for 50% of the total capital raise, and a $25 million equity accordion. The proposal from the second bidder (“Bidder 2”) contemplated a fully backstopped common stock rights offering and the proposal from the third bidder (“Bidder 3”) contemplated either a “take-private” acquisition transaction or a private placement consisting of convertible preferred stock and warrants. Morgan Stanley continued to maintain an open dialogue with other potential investors that had executed non-disclosure agreements, but who declined to submit proposals. Some of the reasons cited by other potential investors for not providing proposals or indications of interest include concerns around the value of the Company assets relative to its current indebtedness level, pricing power in the Company’s markets and asset quality.

On March 25, 2021, the Transaction Committee met with members of management, Morgan Stanley and Willkie. Morgan Stanley provided the Transaction Committee with a summary of the strategic alternatives process to date, including the status of the indications of interest received from the potential investors. Morgan Stanley reviewed the feedback that they received from the investors who elected not to submit indications of interest. The Transaction Committee and its advisors discussed the Company’s current capital needs and near term debt maturities as well as any potential investors that may be interested in participating in a potential transaction.

On April 5, 2021, Morgan Stanley, on behalf of the Company, sent draft term sheets to each of the three bidders which expanded on the terms of the initial non-binding proposals and outlined additional proposed terms of each transaction.

On April 6, 2021, the Transaction Committee met with members of management, Morgan Stanley and Willkie and discussed the status of the strategic alternatives process and discussions with the bidders and upcoming management meetings that were being scheduled. The Transaction Committee discussed the Company’s outstanding mortgage indebtedness and the impact on such indebtedness in certain transaction structures, including a take-private transaction, common stock rights offering and a convertible preferred investment that results in a change of control.

During April and May 2021, the Company and the three bidders traded multiple drafts of the term sheets and negotiated terms of the potential transactions, and the bidders each continued to meet with Company management and conduct due diligence, including site visits. As part of these negotiations, Bidder 2 revised its proposal to include both a fully backstopped common stock rights offering and a private placement of common stock, Bidder 3 revised its proposal to focus on a proposed private placement of convertible preferred stock, and the Company and the Conversant Bidder continued to negotiate a term sheet relating to the potential transactions.

On April 19, 2021, the Transaction Committee met with members of management, Morgan Stanley and Willkie. Company management reviewed examples of different sizes for a capital raise ranging from approximately $115 million to $190 million and the uses of the funds, including the repayment of indebtedness with near term maturities, working capital and capital expenditure projects that management believed will accelerate the Company’s recovery. The Transaction Committee, management and its advisors discussed the current debt market view of risks in the senior housing industry and underwriting criteria related to potential refinancings of the Company’s near-term maturities.

On May 4, 2021, the Transaction Committee met with members of management, Morgan Stanley and Willkie. Morgan Stanley provided an updated to the Transaction Committee about the status of discussions with the bidders and the due diligence status of each of the bidders.

The Transaction Committee discussed the Company’s liquidity position, upcoming debt maturities and alternatives to the current bidder proposals available to the Company and the Company’s need for an equity investment.

During this time, Company management provided updates to the Transaction Committee and the Board on the status of these negotiations, and the Board and the Transaction Committee, along with Morgan Stanley and Willkie, discussed the implications of the potential transactions including potential change of control implications, the dilutive impact on the Company’s stockholders and any requisite consents that might be required.

On May 18, 2021, the Transaction Committee met with its advisors and members of management to discuss the Company’s projected working capital needs, including that due to upcoming debt maturities and operating disbursements, the Company was expected to be in a cash deficit position by the end of the year. Management reviewed potential recovery scenarios with the Transaction Committee based on various capital raise amounts ranging from $50 million to $175 million. The Transaction Committee discussed the risks with a $50 million to $75 million capital raise given the limited operational runway it provided the Company, as well as the likelihood that the Company would require additional capital in the near term to meet upcoming debt maturities, repayment of deferred payroll taxes and capital expenditure needs. Representatives of Morgan Stanley discussed that Bidder 3 had elected not to continue in the process. Bidder 3 had indicated that they had performed extensive due diligence and underwriting work over the course of the preceding months, and as a result had concluded that they expected the Company’s projected cash flow profile to be negatively impacted by increased operating expenses, including inflationary wage pressures and other costs. Based upon the foregoing, Bidder 3 did not expect a potential transaction to provide them an adequate return on investment. Morgan Stanley summarized the most recent proposals received by the Conversant Bidder and Bidder 2, including an economic comparison and analysis of the respective pro forma ownership level of each bidder, and informed the Transaction Committee that the Conversant Bidder was not willing to provide the backstop commitment or any of their investment in the form of Common Stock and that Bidder 2 was requiring a substantial consultant report as part of its due diligence.

On May 19, 2021, the Board held a meeting that was attended by members of Company management and representatives of Morgan Stanley, Baker Botts and Willkie. At this meeting, Company management reviewed the business and liquidity status of the Company and certain desired capital expenditures, as well as the status of discussions with the bridge loan lenders, Fifth Third Bank and BBVA, to resolve the Company’s noncompliance with financial covenants for indebtedness totaling $72 million. The Transaction Committee and management discussed the Company’s recovery and that in order to fund its liquidity needs and a long-term growth recovery it would need a minimum of approximately $100 million in financing. Willkie provided the Board with an overview of its fiduciary duties in the context of evaluating strategic alternatives and potential change of control transactions. Morgan Stanley provided an overview of the strategic alternatives process to-date and discussed the current status of discussions and proposed investment terms of each of the bidders.

On May 21, 2021, Bidder 2 informed Morgan Stanley that they had decided not to move forward with a transaction with the Company. Bidder 2 indicated that they were unable to get approval from their internal investment committee for the proposed transaction due to concerns around the quality of the underlying assets and their markets, the lack of liquidity in the Company’s stock and the fact this could negatively impact the ability to exit the investment in the future.

On May 24, 2021, members of the Transaction Committee met with members of management, Morgan Stanley and Willkie to discuss the status of the bids for the strategic alternatives process. Morgan Stanley provided the Transaction Committee with an update on the further feedback received from Bidder 2 on why they decided not to move forward which included concerns related to the growth potential of the Company, quality of the assets and liquidity risk in the Company’s Common Stock. Morgan Stanley summarized recent discussions with other potential investors and that none of those discussions resulted in any proposals or term sheets. The Transaction Committee discussed the Company’s available options, including moving forward with the Conversant Bidder and pursuing a smaller capital raise. The Transaction Committee considered that the debt maturing by May 2022 was approximately $110 million and the Company had near-term operating disbursements that were placing significant pressure on its cash reserves and that due to the Company’s cash constrained situation, the minimum investment needed in the near term was not less than $75 million and that raising that amount in one transaction in the public markets would be challenging. After discussion, the Transaction Committee determined that management should move forward with discussions with the Conversant Bidder based on the certainty of sufficient proceeds to address liquidity needs and fund long-term growth initiatives which Company management believes will grow earnings, strengthen the Company’s competitive position in key markets and provide returns in excess of the cost of the new capital from Conversant and the partnership that would be created with Conversant, an experienced institutional investor with a successful track record partnering with real estate platforms and their management teams.

In early June, Company management raised with Conversant a request to provide an interim loan to the Company prior to closing the transaction given the Company’s near-term capital needs and desire to continue executing on its strategic plan.

On June 3, 2021, the Transaction Committee held a meeting that was attended by members of Company management and representatives of Morgan Stanley and Willkie. Morgan Stanley provided an update on the status of discussions with the Conversant Bidder and the pricing terms related to the rights offering and conversion price of the preferred stock, including that the premium of the conversion price of the preferred stock as compared to the subscription price in the rights offering which had been increased from 20% to 25%. The Transaction Committee also discussed that the Company had requested that the Conversant Bidder provide interim financing prior to closing given the Company’s need to satisfy near-term capital needs. Willkie reviewed the current terms contained in the term sheet with the Conversant Bidder, including the requested consent rights related to capital allocation matters and board composition post-closing and rights to designate directors to the board so long as the Conversant Bidder’s as converted ownership was at least 15% (which was increased from 10% as initially requested by the Conversant Bidder). After discussion between the Transaction Committee and its advisors, the Transaction Committee authorized Company management to move forward with further discussions with the Conversant Bidder, including (i) the execution of a non-binding term sheet that contemplated a total capital raise of $150 to $175 million consisting of a private placement of convertible preferred stock (with a dividend rate ranging from 11% to 15% based on the rights offering participation) and a common stock rights offering backstopped through the issuance of additional preferred stock, accounting for 55% and 45% respectively of the total capital raise, and a $25 million equity accordion, and (ii) negotiating a promissory note from Conversant to provide interim financing prior to closing. On June 5, 2021, in anticipation of the execution of a non-binding term sheet, Willkie sent Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), counsel to Conversant, initial drafts of the Investment Agreement, the Investor Rights Agreement and the Certificate of Designations.

On June 17, 2021, the Company and the Conversant Bidder executed a non-binding term sheet related to the Transactions. The term sheet did not include an exclusivity provision, so that the Company and Morgan Stanley could continue to speak with other potential investors regarding a transaction, if such potential interest were to arise.

Following the execution of the non-binding term sheet, the Company and the Conversant Bidder, together with their respective counsel, traded drafts and held multiple calls to negotiate the terms of the definitive documents in connection with the Transactions, including with respect to the conversion price, dividends and governance.

During June, Company management, Morgan Stanley and the Conversant Bidder had numerous discussions on the terms of the interim financing, including the size of the loan that the Company requested the Conversant Bidder provide prior to closing, and the Company’s working capital near term funding needs.

On June 22, 2021, the Transaction Committee held a meeting that was attended by members of Company management and representatives of Morgan Stanley and Willkie. Members of Company management provided the Transaction Committee with an update on the Company’s liquidity position, as well as its projected working capital needs including upcoming repayment of $3.7 million in deferred payroll tax liabilities as well as two additional property payroll cycles in the second half of 2021 compared to the first half of the year. Morgan Stanley and Willkie provided a status update on the discussions and negotiation of terms with the Conversant Bidder.

During June and July, Willkie and Fried Frank had numerous discussions on the terms of, and exchanged drafts of, the Investment Agreement, the Investor Rights Agreement and Certificate of Designations, including terms related to the Board composition post-closing, minority stockholder protections including a standstill and the ability for the non-Conversant directors to nominate the rest of the Board and the requested consent rights. In addition, Morgan Stanley and Company management discussed with the Conversant Bidder the terms of the interim financing, including reducing the requested premium from 1.35x to 1.20x after the Outside Date (as defined in the Investment Agreement).

On July 13, 2021, the Board held a meeting that was attended by members of Company management and representatives of Morgan Stanley, Willkie and Baker Botts. Management provided the Board with an update on the status of the business and operations, including occupancy growth and the focus and objectives for the second half of 2021. Management reviewed the Company’s near-term loan maturities and the current status of discussions and term sheets related to the Company’s bridge loans with Fifth Third Bank and BBVA that mature at the end of the year, including addressing the Company’s non-compliance with financial covenants for indebtedness totaling $72 million. Management reviewed the Company’s liquidity position and projected cash flow needs, including that despite recovery in the business, the near-term monthly cash flow projections indicate a cash deficit position by the end of 2021 and the likely inability to pay maturing debt obligations in the absence of a capital infusion. The Board was provided an update on the status and terms of the definitive documents with Conversant. Willkie again provided the Board with an overview of its fiduciary duties and reviewed a summary of the transaction documents, including reviewing the terms contained in the drafts of the definitive documents. The Board engaged in a lengthy discussion with its advisors regarding the proposed terms of the transaction with Conversant, including with respect to the proposed consent rights of Conversant for matters including additional debt incurrence and the issuance of senior securities, director nomination rights to be granted to Conversant, standstill and transfer restrictions applicable to Conversant, the right of the non-Conversant directors to nominate the unaffiliated directors to the Board and approve any transactions with Conversant and the terms of the Series A Preferred Stock, including the voting rights of the Preferred Stock and optional redemption and conversion rights of the Company, and the Promissory Note, including the interest rate, premium on committed capital, use of proceeds and security. The Board discussed certain employee matters including a new long-term incentive plan, cash retention awards and the treatment of certain equity awards in connection with the Transactions. Morgan Stanley provided the Board with an overview of the key milestones in the Company’s evaluation of strategic alternatives over the last two years and reviewed the Company’s liquidity position and near-term loan maturities. Company management again summarized the status of discussions with potential lenders in connection with refinancing the Company’s near term maturities and that without a capital infusion to eliminate the going concern risk and demonstrate sustainable liquidity, it would be challenging for the Company to successfully complete a refinancing. Morgan Stanley and management reviewed potential high priority capital projects that management believed could significantly enhance the portfolio’s competitive positioning and operational turnaround, if the Company were to have access to the capital required to fund such projects. Morgan Stanley provided an overview of the outreach to and engagement of potential investors since the beginning of the year, including that of the 33 parties contacted, only 3 submitted initial bids in writing, two of which later declined to continue in the process after they conducted further diligence. Morgan Stanley indicated that no other potential investor from the 33 investors who had been contacted as part of the process had given indication they were currently interested in pursuing a transaction with the Company. Morgan Stanley reviewed and analyzed the feedback received from potential investors, including concerns around the Company’s equity valuation and significant leverage, including that the implied equity value of the Company potentially could be lower than the Company’s liabilities. Morgan Stanley discussed potential alternative scenarios for the Company including maintaining the status quo (with no capital raise), pursuing a capital raise of less than $100 million and a full sale of the Company. After discussion with its advisors, the Board determined none of the alternatives were viable at this time due to (i) near term insolvency risk and the inability to invest in the business with maintaining the status quo, (ii) constrained ability to make investments in the business and accelerate growth and recovery with a less than $100 million capital raise and challenges due to the Company’s small equity market capitalization and the limited liquidity of its Common Stock and (iii) no potential buyer emerging for a sale of the Company and the limitations that the Company’s leverage placed on a sale transaction. Morgan Stanley reviewed certain financial analyses with respect to the potential transaction, including valuation analyses raised as part of the investor process and comparisons to other relevant transactions in the industry and the Company’s growth potential with or without a capital raise. The Board discussed that the proposed transaction with Conversant would allow the Company to invest in recurring capital expenditures, pay down indebtedness when needed and invest opportunistically within the portfolio (or through acquisitions). The Board discussed with its advisors illustrative pro forma ownership of the Company after the transactions, including that under certain scenarios and based on the participation of the Company’s stockholders in the Right Offering, Conversant may have greater than 50% ownership on an as-converted basis and the effect on the current stockholders. The Board discussed that in the absence of a transaction, the Company potentially could be unable to continue as a going concern and would face significant risks and limited growth prospects.

During this time, Company management and Morgan Stanley discussed the Transactions with representatives of Arbiter Partners Capital Management LLC (“Arbiter”), which beneficially owns approximately 13.7% of the Common Stock of the Company, and Arbiter indicated it intends to vote in favor of the proposed transaction and has advised the Company that it intends to subscribe in the Rights Offering.

On July 18, 2021, the Board met again and received a further update on the transaction documents from Company management, Willkie and Morgan Stanley, including updates to the terms of the Transactions discussed at the prior meeting such as the term of the standstill, the consent rights related to incurrence of indebtedness, voting rights of the Preferred Stock as a class and the reduction in the default rate of interest under the Promissory Note, reviewed the proposed resolutions and approved the Transactions subject to Company management finalizing the terms.

Following these discussions, and a determination by the Board that no other viable financing options were available to the Company to address previously disclosed doubts about its ability to continue as a going concern and to fund upcoming maturities on its long term debt and its other cash needs, effective July 21, 2021, the Board determined the Investment Agreement and the Transactions contemplated thereby to be fair to, advisable and in the best interests of the Company and unanimously adopted resolutions by written consent to, among other things, (i) approve the Investment Agreement and the transactions contemplated thereby, including the Private Placement and the Rights Offering, (ii) approve the other transaction documents, including the Promissory Note, Investor Rights Agreement, Registration Rights Agreement, Certificate of Designations, Certificate of Incorporation Amendment and LTIP and the respective transactions contemplated thereby and the terms thereof, (iv) direct that the Meeting Proposals be submitted to the stockholders of the Company for approval and (v) recommend approval of the Meeting Proposals by the Company’s stockholders.

On July 22, 2021, the Company and Conversant executed the Investment Agreement and the Promissory Note and the Company issued a press release announcing the Transactions, including the intent of Arbiter to vote in favor of the Meeting Proposals and to subscribe in the Rights Offering.

The Board unanimously recommends that shareholders vote “FOR” the Meeting Proposals.

The Company’s Reasons for the Transactions

The Board unanimously determined that the Investment Agreement and the related transactions are in the best interests of the Company and recommended that the stockholders vote to approve the Private Placement, the

Certificate of Incorporation Amendment and the LTIP. In making its recommendation, the Board consulted with its financial and legal advisors and its senior management throughout the strategic alternatives process, and considered a number of factors including the following principal factors that the Board believes support their determinations, approvals, resolutions and recommendations:

•

The determination by the Board that, other than the Transaction with Conversant, no other viable financing options were available to the Company to address previously disclosed doubts about its ability to continue as a going concern and to fund upcoming maturities on its long term debt and its other cash needs.

•

Given the lack of other potential strategic alternatives available to the Company, including that based on the current operating environment, management’s projections of the status quo operating performance and working capital needs, the Company would have insufficient cash on hand to meet its obligations in the near term, including both maturing indebtedness obligations and capital expenditures necessary to fund continued occupancy recovery.

•	The proposed investment will substantially enhance the Company’s balance sheet and improve liquidity.

•	The proposed investment will allow the Company to address near- to medium-term mortgage debt maturities, including all mortgage debt maturities through 2023 (approximately $120 million).

•

The new capital infusion should permit the Company to deliver on the final pillar (growth) of its three-year strategic plan: “SING” (Stabilize, Invest, Nurture, Grow) now that the Company has exited all of its net lease obligations and transitioned several of its leased facilities to its new management services business.

•

The Company has a pipeline of identified investments within its portfolio that have not been pursued to-date given the lack of available capital, and the proposed investment will allow the Company to make capital expenditures to enhance the resident experience amid the evolving needs of the fast-growing, middle market senior population, which the Company believes will grow earnings and strengthen the Company’s competitive position in key markets and provide returns in excess of the cost of the new capital.

•

Conversant’s backstop commitment provides the Company with certainty of the amount of minimum capital that will be raised and the Rights Offering provides the Company’s existing stockholders an opportunity to participate by subscribing for additional shares of Common Stock.

•	Conversant’s experience and history of partnering with real estate platforms and their management teams to help identify and capitalize on organic and external growth opportunities.

•	The ability of the Company to obtain interim debt financing from Conversant, which provides the Company with funds for working capital needed prior to Closing.

•

Certain protections for minority stockholders contained in the definitive documents, including that the non-Conversant directors have the right to nominate the remaining directors on the Board, the standstill restrictions contained in the Investor Rights Agreement and that the non-Conversant directors are required to approve any transactions between the Company and Conversant.

•

The proposed investment provides the ability of the Company to implement employee retention and benefit arrangements to address employee retention pending completion of the Transactions and after completion.

•

The achievability of the conditions in the Investment Agreement to the obligations to close the Transactions, as well as the Company’s ability to seek specific performance to prevent breaches or threatened breaches of the Investment Agreement, including the ability to cause the Private Placement to be consummated if all of the conditions to Conversant’s obligations to effect the transactions have been satisfied or waived.

•	The absence of a financing condition in the Investment Agreement and the fact that Conversant had obtained committed equity financing for the transaction.

The Board also weighed the factors described above against certain risks and other factors identified in its deliberations as weighing against the Transactions, in particular:

•

Existing stockholders will see their proportionate ownership interest in the Company on a fully converted basis reduced as a result of the Transactions, even if they elect to participate in full in the Rights Offering.

•

Sales of substantial amounts of our Common Stock in the public market, and the availability of shares for sale, from any conversion of the Series A Convertible Preferred Stock being issued in the Transactions could adversely affect the prevailing market price of our Common Stock and cause the market price of our Common Stock to remain low for a substantial period of time.

•

Conversant will be entitled to certain consent rights and have the right to appoint a number of directors to our Board that is commensurate with its as-converted ownership, which may impact the ability of our existing stockholders to influence our corporate strategies and the outcome of any stockholder vote.

•

If Conversant owns more than 50% of the voting power for the election of our directors following consummation of the Transactions, we will be a “controlled company” within the meaning of the NYSE listing standards, which could lessen the governance protections afforded to our stockholders and could make our Common Stock less attractive to some investors or otherwise harm our stock price.

Despite the various strategic and operational changes we have made, we remain financially challenged by the continued impacts of COVID-19, including labor shortages and wage pressure resulting from extended unemployment benefits and other labor-related policies as well as loss of talent due to the emotional impact of the pandemic. We are facing inflationary pressures and incremental expenses to recover occupancy in our communities, including elevated costs for room-turns, general repairs and maintenance. Additionally, there is no current credible indication that additional government relief will be provided to the senior living industry. The resulting capital constraints have made it difficult to attract talent and maintain growth capital. In addition to these pressures, we are preparing for approximately $110 million in near-term mortgage maturities by the end of 2022.

If either of the Equity Issuance Proposal or the Authorized Stock Increase are not approved by the requisite stockholder vote, then the Private Placement, the Rights Offering and the Backstop Commitment would not occur and the Investment Agreement and related agreements may be terminated pursuant to their terms. If such termination occurs, given the lack of success in prior financing processes, we very likely will not be able to identify or complete a financing alternative that would be as beneficial to our capital structure as the Transactions. Failure to complete the Transactions on our expected timeline could have a material adverse effect on our financial condition and results of operations and our ability to continue as a going concern. If we are unable to complete the Transactions, we will consider other alternatives available to us at that time. Those alternatives may include seeking insolvency relief and seeking alternative capital raises, asset dispositions, issuing additional debt, all of which involve uncertainties, potential delays, significant costs and other risks.

As detailed above, the Board of Directors engaged in a thorough and lengthy process to explore strategic alternatives and seek financing sources for the Company to address its liquidity needs. After evaluating multiple options, the Board unanimously approved the Transactions following the completion of this review. We expect that if the Meeting Proposals are approved and the Transactions are completed, the Company will substantially improve its balance sheet and liquidity by providing working capital and addressing near- to medium-term mortgage debt maturities, including all mortgage debt maturities through 2023.

The Board unanimously recommends that shareholders vote “FOR” the Meeting Proposals.

Summary of the Transactions

The Private Placement

The Company will sell to Conversant, in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), 82,500 shares of newly designated Series A Preferred Stock at a price per share equal to $1,000. The Series A Preferred Stock will be convertible into Common Stock at an initial conversion price of $40 per share, subject to customary anti-dilution adjustments, will be entitled to vote on an as-converted basis with holders of our Common Stock together as a single class and will accrue cumulative dividends, compounding quarterly, at an annual rate of between 11.00% and 15.00% of the liquidation preference of the Series A Preferred Stock, depending on the level of participation in the Rights Offering. Dividends on the Series A Preferred Stock will be payable in cash if declared by the Board, or will be added to the liquidation preference of the Series A Preferred Stock. The terms of the Series A Preferred Stock will be set forth in the Certificate of Designations to be filed by the Company with the Secretary of State of the State of Delaware prior to the Closing. See “Description of the Transaction Documents — Investment Agreement” and “Description of the Series A Preferred Stock” below.

The Rights Offering

Prior to the Closing, the Company will initiate the Rights Offering to the existing holders of Common Stock through a distribution of non-transferable subscription rights to each existing holder of Common Stock as of the record date for the Rights Offering set by the Board, with each subscription right entitling such holder to purchase one share of the Common Stock at a subscription price of $32 per share. The rights are not transferrable and the Company does not intend to list the rights on the NYSE. Each existing holder of shares of Common Stock as of the record date for the Rights Offering set by the Board will receive one subscription right for each share of Common Stock held by such holder as of the record date for the Rights Offering. The holders of Common Stock will be permitted to exercise oversubscription rights in the Rights Offering.

The Company intends to conduct the Rights Offering pursuant to its Registration Statement on Form S-3 filed with the SEC on April 9, 2020, which was declared effective by the SEC on May 6, 2020. The Company will file a prospectus supplement with the SEC pursuant to Rule 424(b) under the Securities Act describing the terms of the Rights Offering.

The Board has not made, nor will it make, any recommendation to stockholders regarding the exercise of rights in the Rights Offering. This Proxy Statement is not an offer to sell or the solicitation of an offer to buy any securities, including the rights or any securities issuable upon the exercise of the rights. Offers and sales of securities issuable upon exercise of the rights will only be made by means of a prospectus meeting the requirements of the Securities Act, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus. For additional information regarding the Rights Offering, you should read the Registration Statement and prospectus supplement when available.

Backstop Commitment

Pursuant to the Investment Agreement, Conversant agreed to partially backstop the Rights Offering to ensure the Company receives aggregate gross proceeds from the Transactions at the Closing of at least $125 million. Accordingly, in addition to the shares of Series A Preferred Stock to be purchased in the Private Placement, Conversant agreed to purchase, at $1,000 per share, shares of Series A Preferred Stock having a face amount equal to $42.5 million minus the aggregate proceeds to the Company resulting from the issuance of shares of Common Stock validly subscribed for and purchased by stockholders in the Rights Offering (but not less than zero).

The Equity Accordion

Following the Closing and only if requested by the Company from time to time, Conversant has agreed to purchase up to 25,000 additional shares of Series A Preferred Stock ($25 million aggregate face amount) to fund the Company’s investment in accretive capital expenditures and acquisitions, subject to certain conditions set forth in the Investment Agreement. See “Description of the Transaction Documents — Investment Agreement” below.

Bridge Financing

Simultaneously with the entry into the Investment Agreement, Conversant provided the Company with $17.295 million in interim debt financing and the Company issued the Promissory Note to Conversant. The Promissory Note matures on the earlier of the Closing and July 22, 2022. At the Closing, the Promissory Note will be paid off with the proceeds of the Private Placement or in the form of a reduction of the purchase price paid by Conversant on the Private Placement. See “Description of the Transaction Documents — Promissory Note” below.

Effect of the Transactions

The Transactions contemplated by the Investment Agreement are designed to ensure, assuming the Closing occurs, that the Company will receive aggregate gross proceeds of at least $125 million in the Private Placement and the Rights Offering, up to $152.5 million if the Rights Offering is fully subscribed, and up to $177.5 million if the Rights Offering is fully subscribed and the Equity Accordion is exercised in full. The Company expects to use the proceeds of the Transactions for working capital, to repay debt and to fund accretive growth projects.

The number of shares of Series A Preferred Stock that will be issued to Conversant in the Transactions and the number of shares of Common Stock that will be issued to our stockholders in the Rights Offering will be determined based on the level of participation of our stockholders in the Rights Offering. Based on 2,190,599 shares of Common Stock outstanding as of August 10, 2021 and the initial Conversion Price of $40.00 for the Series A Preferred Stock, set out below are estimates of the impact of the Transactions on our capital structure immediately following the Closing.

If the Rights Offering is Fully Subscribed

Assuming (i) the consummation of the Transactions, (ii) the Rights Offering is fully subscribed (in which case none of the Backstop Commitment would be exercised) and (iii) none of the Equity Accordion is exercised:

•

we expect to receive aggregate gross proceeds of $152.5 million and aggregate net proceeds of approximately $[    ] million, after deducting estimated transaction expenses (or $177.5 million and approximately $[    ] million, respectively, if the Equity Accordion is exercised in full); and

•

we expect that our existing stockholders will own approximately 67.99% of our Common Stock (assuming full conversion of the Series A Preferred Stock) and Conversant will own shares of Series A Preferred Stock representing approximately 32.01% of our Common Stock on an as-converted basis (or 61.98% and 38.02%, respectively, if the Equity Accordion is exercised in full).

If the Backstop Commitment is Fully Exercised

Assuming (i) the consummation of the Transactions, (ii) our stockholders do not subscribe for any shares in the Rights Offering (in which case the Backstop Commitment would be exercised in full) and (iii) none of the Equity Accordion is exercised:

•

we expect to receive minimum aggregate gross proceeds of $125 million and minimum aggregate net proceeds of approximately $[    ] million, after deducting estimated transaction expenses (or $152.5 million and approximately $[    ] million, respectively, if the Equity Accordion is exercised in full); and

•

we expect that our existing stockholders will own approximately 41.21% of our Common Stock (assuming full conversion of the Series A Preferred Stock) and Conversant will own shares of Series A Preferred Stock representing approximately 58.79% of our Common Stock on an as-converted basis (or 36.88% and 63.12%, respectively, if the Equity Accordion is exercised in full).

The actual number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be subject to customary anti-dilution adjustments and may increase as a result of increases in the Liquidation Preference of the Series A Preferred Stock in the event the Board does not declare a dividend on the Series A Preferred Stock in respect of any quarterly payment date, in each case as provided in the Certificate of Designations. See “Description of the Series A Preferred Stock.”

Interests of Our Executive Officers and Directors in the Transactions

Pursuant to retention agreements entered into with certain employees of the Company, including the Company’s executive officers, all outstanding options and other equity awards in respect of the Common Stock, including, but not limited to, Equity Awards, will remain outstanding following the Closing and all outstanding performance share awards, including awards held by the Company’s Chief Executive Officer and Chief Operating Officer, will be converted, at target award level, to time-based restricted stock awards upon Closing that will vest on the applicable scheduled vesting dates or the relevant award termination date applicable to such performance shares. In addition, upon any Equity Award holder’s “involuntary termination” (as such term is defined in the 2019 Plan) within one year following the Closing or termination due to death or disability following the Closing, his or her Equity Awards will fully vest.

In the event any of Kimberly S. Lody, Brandon Ribar, David Brickman, Tiffany Dutton, Jeremy Falke or Michael Fryar is terminated without “cause” or resigns for “good reason” (as such terms are defined in the employee’s employment agreement) within one year (with the exception of Ms. Burnell’s agreement which is silent on timing), the employee will be entitled to the following enhanced severance benefits pursuant to his or her employment agreement:

•

one and one-half times (in the case of Messrs. Fryar and Falke and Ms. Dutton), two times (in the case of Messrs. Ribar and Brickman and Ms. Burnell) or two and one-half times (in the case of Ms. Lody) the employee’s annual base salary and annual target bonus (or annual bonus paid for Mr. Brickman);

•	pro rata annual incentive bonus for the fiscal year in which the termination occurs based on the actual performance of the Company for each executive; and

•

medical, dental, disability and life insurance continuation for a maximum of 24 months, or, in the case of Messrs. Ribar, Brickman, Fryar and Falke and Ms. Dutton, 18 months, in each case pursuant to and in accordance with the terms of the applicable employment agreement.

The Board also approved a cash retention pool of $4.215 million in the aggregate in connection with the Transactions pursuant to which cash retention bonus awards will be paid to certain employees, including the Company’s senior management team (in the amounts listed below). Fifty percent of each employee’s retention bonuses will be paid at Closing (or, in the case of key field employees, forty-five percent ) and the remaining fifty percent (or, in the case of key field employees fifty-five percent) will be paid on the six (6) month anniversary of the Closing, subject to continued employment through the applicable payment date (except in the case of an “involuntary termination” as defined under the 2019 Plan, in which case payment of the retention awards will be accelerated).

Executive Officers	Retention Bonus Amount
Kimberly S. Lody	$1,626,000
Brandon M. Ribar	$600,000
David R. Brickman	$341,161
Tiffany L. Dutton	$150,000
Jeremy D. Falke	$249,696
Michael C. Fryar	$244,800

Following the Closing, subject to the approval of the LTIP Proposal, the Company will grant a total of 257,000 performance shares under the 2019 Plan to certain individuals, subject to such individual’s continued employment through the grant date, including the following performance share awards to our executive officers:

Participant	Performance Shares
Lody, Kimberly S.	51,400
Ribar, Brandon	38,550
Brickman, David	25,700
Falke, Jeremy D.	25,700
Fryar, Michael	25,700

In the event an employee does not remain employed through the grant date, his or her performance shares will be allocated proportionately among the performance share award recipients.

In general, the performance shares will vest upon the attainment of specified volume weighted average price (the “VWAP”) targets in respect of our Common Stock during the five year period following the date of grant, as follows: (i) if the VWAP of a share of our Common Stock exceeds $50.00 per share for any ninety calendar day trading period, 50% of the performance shares will vest, (ii) if the VWAP of a share of our Common Stock exceeds $60.00 per share for any ninety calendar day trading period, 75% of the performance shares will vest; and (iii) if the VWAP of a share of our Common Stock exceeds $70.00 per share for any ninety calendar day trading period, 100% of the performance shares will vest. In addition, in the event that an employee’s continuous service is terminated by the Company due to the death or disability, the unvested performance shares will remain outstanding and a pro-rated portion thereof shall vest if the applicable VWAP target is satisfied during the performance period.

PROPOSAL ONE: EQUITY ISSUANCE PROPOSAL

Approval of issuance of up to 150,000 shares of Series A Preferred Stock to Conversant

The Board has determined that the Transactions are fair to and in the best interests of the Company and has unanimously approved and is recommending to the stockholders for approval at the Special Meeting the issuance of up to 150,000 shares of Series A Preferred Stock to Conversant in connection with the Private Placement, the Backstop Commitment and the Equity Accordion, which Series A Preferred Stock will be convertible into shares of our Common Stock, in accordance with the terms set forth in the Certificate of Designations. For a more detailed description of the Transactions, please see the sections entitled “Description of the Transaction Documents” and “Description of the Series A Preferred Stock” below.

We are required to seek approval of the Equity Issuance Proposal pursuant to the terms of the Investment Agreement. In addition, our Common Stock is listed on the NYSE and we are subject to NYSE rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance of common stock, or of securities convertible into common stock, in any transaction or series of related transactions if (1) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

At the Closing, the aggregate number of shares of Series A Preferred Stock to be issued to Conversant in the Private Placement and pursuant to the Equity Accordion and the Backstop Commitment will be initially convertible into between 2,062,500 and 3,750,000 shares of Common Stock (depending on the amount of the Equity Accordion that is funded and the amount of the Backstop Commitment that is exercised), which would represent between approximately 94.15% and 171.19% of our Common Stock on an as-converted basis outstanding prior to the issuance of such Series A Preferred Stock and approximately 32.01% and 63.12% of our Common Stock immediately after the issuance of such Series A Preferred Stock on an as-converted basis (as more fully described in “Background of the Transactions — Effect of the Transactions” below), each of which is greater than 20% of both the voting power and number of shares of our Common Stock outstanding prior to the issuance of such Series A Preferred Stock. The actual number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be subject to customary anti-dilution adjustments and will increase to the extent the Board does not declare and pay the dividend on the Series A Preferred Stock in cash in respect of any quarterly payment date. Because the Common Stock to be issued upon conversion of the Series A Preferred Stock to be issued to Conversant in the Transactions will exceed 20% of both the voting power and number of shares of our Common Stock outstanding prior to the issuance of such Series A Preferred Stock and would therefore implicate Section 312.03(c) of the NYSE Listed Company Manual, we must seek stockholder approval of the Equity Issuance Proposal. In addition, Section 312.03(d) of the NYSE Listed Company Manual requires stockholder approval for a “change of control,” which is not defined by the NYSE rules, so we are also seeking stockholder approval of the Equity Issuance Proposal to the extent it is deemed a change of control. Passage of the Equity Issuance Proposal is contingent upon passage of the Authorized Stock Increase Proposal.

If the Company’s stockholders do not approve the Equity Issuance Proposal, then the Private Placement, the Rights Offering and the Backstop Commitment would not occur and the Investment Agreement would be terminated. If the Equity Issuance Proposal is not approved, our ability to raise sufficient working capital will be impaired and delayed. Given our current liquidity situation and anticipated short-term cash needs, any such impairment or delay could have a material adverse effect on the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE EQUITY ISSUANCE PROPOSAL.

PROPOSAL TWO: AUTHORIZED STOCK INCREASE PROPOSAL

Approval of an amendment to the Company’s Certificate of Incorporation, to increase the number of authorized shares of Common Stock

The Board has unanimously approved and is recommending to the stockholders for approval at the Special Meeting an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 4,333,334 shares to 15,000,000 shares. The proposed amendment to our Certificate of Incorporation is attached to this Proxy Statement as Annex A.

Our Certificate of Incorporation currently allows us to issue up to 4,333,334 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of August 10, 2021 we had 2,190,599 shares of Common Stock issued and outstanding. Further, 63,304 shares of Common Stock were reserved for future issuance as of such date. We are seeking approval of an amendment to our Certificate of Incorporation to increase the total number of authorized shares of our Common Stock from 4,333,334 shares to 15,000,000 shares in order to have sufficient shares of Common Stock available for issuance in the Rights Offering, upon conversion of the Series A Preferred Stock, and for future general corporate purposes. The Company currently has no definitive plans or understandings with respect to the issuance of any Common Stock except as described in this Proxy Statement.

On July 21, 2021, our Board adopted a resolution declaring it advisable and in the best interests of the Company to amend our Certificate of Incorporation to increase the total number of authorized shares of our Common Stock from 4,333,334 shares to 15,000,000 shares. The Board further directed that the proposed action be submitted for consideration by the Company’s stockholders at the Special Meeting.

The proposed amendment to our Certificate of Incorporation deletes the current first two paragraphs of the FOURTH Article of our Certificate of Incorporation in their entirety and replaces them with the following paragraph (the “Certificate of Incorporation Amendment”):

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 15,000,000 shares of common stock, at a par value of $.01 per share (“Common Stock”), and 15,000,000 shares of preferred stock, at a par value of $.01 per share (“Preferred Stock”).”

The increase in the authorized number of shares of capital stock could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and NYSE rules) be issued in one or more transactions that could make a change of control of the Company more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board although perceived to be desirable by some stockholders.

If the Company’s stockholders do not approve the Authorized Stock Increase Proposal, then the Company will not be able to increase the total number of authorized shares of Common Stock from 4,333,334 shares to 15,000,000 shares, and therefore the Company will not have a sufficient number of authorized shares of Common Stock to effect both the Rights Offering and the future conversion of the Series A Preferred Stock and the Company will not close the Private Placement or the Rights Offering, the Backstop Commitment or the Equity Accordion, and the Investment Agreement would be terminated. If the Authorized Stock Increase Proposal is not approved, then our ability to raise sufficient working capital will be impaired. Given our current liquidity situation and anticipated short-term cash needs, any such delay could have a material adverse effect on the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AUTHORIZED STOCK INCREASE PROPOSAL.

PROPOSAL THREE: LTIP PROPOSAL

Approval of an amendment to the 2019 Plan to increase the number of shares of Common Stock and to exclude certain shares from the minimum vesting provisions of the 2019 Plan

The Board has unanimously approved and is recommending to the stockholders for approval at the Special Meeting an amendment (the “Amendment”) to the 2019 Plan to increase the number of shares of Common Stock from 150,000 shares to 797,699 shares and to exclude 257,000 shares from the minimum vesting provisions of the 2019 Plan. The Amendment is attached to this Proxy Statement as Annex B.

The 2019 Plan was originally approved by stockholders at the Company’s 2019 annual meeting of stockholders. The number of shares of Common Stock available for issuance under the 2019 Plan prior to approval of the Amendment is 150,000 shares.

The Amendment will become effective on the date it is approved by our stockholders. The material features of the 2019 Plan and Amendment are described below, but the description is subject to, and is qualified in its entirety by, the full text of the 2019 Plan, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2020, and the Amendment.

If stockholders do not approve the LTIP Proposal, the Amendment will not become effective, and the current 2019 Plan will continue in full force and effect subject to the limitations set forth therein.

Key Features of the Plan (as amended by the Amendment)

The 2019 Plan includes the following key features that are designed to serve our stockholders’ interests, including the following:

•

A one-year minimum vesting requirement subject to a 5% of available shares carve-out. If the Amendment is approved by the Company’s stockholders, the one-year minimum vesting requirement will not apply to the 257,000 shares subject to the performance awards to be granted in connection with the Transactions as described below;

•	Dividends and dividend equivalents will only be paid or settled on shares that ultimately vest;

•

Shares subject to stock options or stock appreciation rights (“SARs”) that are tendered or withheld to satisfy tax withholding obligations or that are not issued as a result of a cashless exercise are prohibited from returning to the share pool for reissuance (i.e., no liberal share recycling);

•	Granting of discounted stock options or SARs is prohibited;

•	Repricing, modifying or cash buy-out of outstanding stock options or SARs is prohibited without stockholder approval;

•

Equity awards are subject to a double-trigger requirement for accelerating vesting upon a change in control unless awards are not converted, assumed or replaced by a successor or survivor corporation or parent;

•	Non-employee director compensation (cash plus equity) is limited to $600,000 per non-employee director per annum; and

•	No awards may be transferred for value or consideration.

General

Purpose

The purpose of the 2019 Plan is to advance the interests of the Company and increase stockholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees, directors, and consultants upon whose efforts and judgment its success is largely dependent.

Eligibility

Awards may be granted pursuant to the 2019 Plan to any of our present or future employees, consultants and outside directors. Actual selection of any eligible individual to receive an award pursuant to the 2019 Plan is within the sole discretion of the Compensation Committee. “Incentive stock options” may be granted only to employees, and all other awards may be granted to either employees, consultants or outside directors.

Types of Awards

The 2019 Plan authorizes the granting of “incentive stock options” and “non-qualified stock options” to purchase shares of our Common Stock. Unless the context otherwise requires, the term “options” includes both incentive stock options and non-qualified stock options.

The 2019 Plan also authorizes awards of restricted stock. A restricted stock award is the grant of shares of our Common Stock that are nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. The vesting and number of shares of a restricted stock award may be selected by the Compensation Committee. Except as otherwise provided in the agreement granting the restricted stock award, the recipient of restricted stock will have all of the rights of a stockholder, including with respect to voting rights and the right to receive dividends.

The 2019 Plan also authorizes awards intended to be performance-based awards that are payable in stock, cash, or a combination of stock and cash. Any performance-based awards granted will vest upon the achievement of performance objectives. The Compensation Committee will establish the performance measure as well as the length of the performance period.

The 2019 Plan also authorizes the granting of stock appreciation rights, or SARs. A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of our Common Stock on the date of exercise of the SAR over the fair market value of a share of our Common Stock on the date of grant of the SAR. SARs may be granted under the 2019 Plan in tandem with other awards.

The 2019 Plan also authorizes awards of restricted stock units that, once vested (based on the criteria the Compensation Committee establishes, which may be based on the passage of time or the attainment of performance-based conditions), may be settled in a number of shares of our Common Stock equal to the number of units earned, or in cash equal to the fair market value of the number of shares of our Common Stock (or a combination of stock and cash), earned in respect of such restricted stock unit award of units earned. At the discretion of the Compensation Committee, each restricted stock unit may be credited with dividends paid in respect of each share of stock to which the restricted stock unit relates.

Administration

The 2019 Plan is administered by the Compensation Committee (or if not otherwise delegated, by the Board). The Compensation Committee has the authority to interpret and adopt rules and regulations for carrying out the 2019 Plan. All decisions and acts of the Compensation Committee shall be final and binding on all participants under the 2019 Plan.

The Compensation Committee will have the full power and authority under the 2019 Plan to:

•	Designate participants to receive awards;

•	Determine the type or types of awards to be granted to each participant;

•	Determine the number of awards to be granted and the number of shares to which an award will relate;

•

Determine the terms and conditions of any award granted pursuant to the 2019 Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an award, based in each case on such considerations as the Compensation Committee in its sole discretion determines;

•

Determine whether, to what extent, and pursuant to what circumstances an award may be settled in, or the exercise price of an award may be paid in, cash, shares, other awards, or other property, or whether an award may be canceled, forfeited, or surrendered;

•	Prescribe the form of each award agreement, which need not be identical for each participant;

•	Decide all other matters that must be determined in connection with an award;

•	Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the 2019 Plan;

•

Suspend or terminate the 2019 Plan at any time provided that such suspension or termination does not impair rights and obligations under any outstanding award without written consent of the affected participant;

•	Interpret the terms of, and any matter arising pursuant to, the 2019 Plan or any award agreement thereunder; and

•	Make all other decisions and determinations that may be required pursuant to the 2019 Plan or as the Compensation Committee deems necessary or advisable to administer the 2019 Plan.

Shares of Common Stock Subject to the 2019 Plan

A total of 150,000 shares of our Common Stock were initially available for issuance under the 2019 Plan. An additional 647,600 shares will be available for issuance under the 2019 Plan if the Amendment is approved. To the extent that any share-based award under the 2019 Plan terminates, expires, is cancelled or is paid in cash, the available shares subject to such award shall remain available shares. The number of available shares at any time will increase automatically by the number of shares reacquired by us on the open market with the cash proceeds we receive from the exercise of options, reduced by any such amounts previously used to purchase such shares.

Granting of Awards

The Compensation Committee may from time to time grant awards in its discretion. In granting awards, the Compensation Committee must take into consideration the contribution the eligible person has made or may be reasonably expected to make to our success and such other factors as the Compensation Committee determines. The number of discretionary grants to be made under the 2019 Plan in the future to our directors and executive officers, including our named executive officers, and the dollar values of such grants, are not determinable.

Exercise Price of Options

The exercise price of options granted under the 2019 Plan shall be any price determined by the Compensation Committee, but may not be less than the par value of our Common Stock, or in the case of incentive stock options, the exercise price may not be less than the fair market value of our Common Stock on the date of grant. The exercise price of incentive stock options shall not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock.

Price of Restricted Stock

The price, if any, to be paid by a recipient for restricted stock awarded under the 2019 Plan shall be determined by the Compensation Committee. As a condition to the grant of a restricted stock award, if required by applicable law, the Compensation Committee will require the person receiving the award to pay to us an amount equal to the par value of the restricted stock granted under the award.

Payment of Exercise Price

Unless further limited by the Compensation Committee, the exercise price of an option shall be paid solely in cash, by certified or cashier’s check, by wire transfer, by money order, by personal check, by delivery of shares of our Common Stock if expressly permitted by the terms of the option, by promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Internal Revenue Code of 1986, as amended, other property acceptable to the Committee, or by a combination of the foregoing. If the exercise price is paid in whole or in part with shares of our Common Stock, the value of the shares surrendered shall be their fair market value on the date surrendered.

Restrictions on Transfer of Awards

No award granted under the 2019 Plan is transferable otherwise than by will or by the laws of descent and distribution. However, the Committee by express provision in the award or an amendment thereto may permit awards to be transferred (without consideration) to, exercised by and paid to certain persons or entities related to the participant, including, but not limited to, members of the participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Compensation Committee, pursuant to such conditions and procedures as the Compensation Committee may establish.

During the lifetime of a participant, each award will be exercisable only by the participant or the guardian or legal representative of the participant.

Restrictions on Transfer of Restricted Stock

A participant may not sell, transfer, assign or pledge shares of restricted stock until the shares have vested. Stock certificates representing the restricted stock shall be held by us bearing a legend to restrict transfer of the certificate until the restricted stock has vested. At the time the restricted stock vests, a certificate for the vested shares will be delivered to the participant.

Exercisability of Options

Each option shall become exercisable in whole or in part and cumulatively, and shall expire according to the terms of the option to the extent not inconsistent with the express provisions of the 2019 Plan. In addition, in the case of the grant of an option to an officer, the Compensation Committee may provide that no shares acquired on the exercise of such option shall be transferable during such six-month period following the date of grant of such option.

The Compensation Committee, in its sole discretion, may accelerate the date on which all or any portion of an otherwise unexercisable option may be exercised or a restriction will lapse.

Vesting of Restricted Stock

In granting restricted stock awards, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the restricted stock awards shall vest.

The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which restricted stock may vest or otherwise waive or amend any conditions in respect of a grant of restricted stock.

Terms of Performance Awards

The Compensation Committee may grant performance awards to any person who is eligible to receive an award pursuant to the 2019 Plan which are conditioned on the satisfaction of performance objectives, including those comprising one or more of the performance measures under a performance-based award, as the Compensation Committee, in its sole discretion, may select.

Performance-based awards, in the sole discretion of the Compensation Committee, may be made in the form of:

•

Shares or unit equivalents to shares of our Common Stock (including, without limitation, shares of restricted stock subject to restrictions that will lapse on the basis of the satisfaction of the selected performance measure(s));

•	cash; or

•	a combination of shares of our Common Stock and cash.

The Compensation Committee shall establish the performance measures which will be required to be satisfied during the performance period in order to earn the amounts specified in a performance-based award, as well as the duration of any performance period, each of which may differ with respect to each covered person, or with respect to separate performance-based awards issued to the same covered person. The performance measures may be one or more (or a combination) of the following:

•

earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, rent (or restructuring) costs, adjusted EBITDA, adjusted EBITDAR, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items);

•	pre-tax income, after-tax income or adjusted net income;

•	earnings per share (basic or diluted);

•	operating profit;

•	revenue, revenue growth or rate of revenue growth;

•	return on assets (gross or net), return on investment, return on capital, or return on equity;

•	returns on sales or revenues;

•	operating expenses;

•	stock price appreciation;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	cash flow from facility operations;

•	facility net operating income;

•	implementation or completion of critical projects or processes;

•	acquisition financing;

•	cumulative earnings per share growth;

•	operating margin or profit margin;

•	containment of Company expenses,

•	expense targets, reductions and savings, productivity and efficiencies;

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, employee satisfaction, resident satisfaction, human resources management, supervision of litigation and/or information technology goals, goals relating to acquisitions, divestitures, joint ventures and/or similar transactions and/or goals relating to budget comparisons;

•

personal professional objectives, including, without limitation, any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions;

•	any combination of, or a specified increase or decrease in, any of the foregoing; and

•

any other criteria as determined by the Compensation Committee in its sole discretion, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or securities or stock market index.

Expiration of Options

The expiration date of an option will be determined by the Compensation Committee at the time of the grant. However, unless the terms of the option expressly provide for a different date of termination, the unexercised portion of the option shall automatically and without notice terminate and become null and void on the earlier of:

•	the date that the holder ceases to be employed by us, if such cessation is for “Cause,” as defined in the 2019 Plan;

•

the 90th day following the date on which the holder ceases to be employed by us for any reason other than because of the holder’s death or disability or for Cause (however, the holder will not be considered to have ceased to be employed by us while the holder is on sick leave, military leave, or any other leave of absence approved by us, if the period of such leave does not exceed 90 days, or, if longer, so long as the holder’s right to reemployment with us is guaranteed either by statute or by contract);

•	the first anniversary of the date on which the holder ceased to be employed by us by reason of the holder’s death or disability; or

•	the tenth anniversary of the date of grant.

Change in Control

In the event of a change in control, the 2019 Plan provides for the following treatment of awards unless otherwise provided in an award agreement:

•

Unless converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, all awards shall become fully exercisable, all forfeiture restrictions shall lapse, and, following the consummation of such change in control, all such awards shall terminate and cease to be outstanding.

•

The number or value of any performance-based award or other award that is based on performance criteria or performance goals that shall become fully earned, vested, exercisable and free of forfeiture restrictions shall not exceed the greater of (i) such number or value determined by the actual performance attained during the applicable performance period to the time of the change in control or (ii) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable performance period without regard to the change in control.

•

If awards are assumed or continued after a change in control, the Compensation Committee may provide that all or a portion of such awards shall become fully exercisable and all forfeiture restrictions shall lapse immediately upon the involuntary termination of the participant’s employment or service within a designated period (not to exceed 24 months) following the effective date of such change in control.

•

Upon a change in control, the Compensation Committee may cause any and all awards outstanding to terminate at a specific time in the future, and shall give each participant the right to exercise such awards during a period of time as the Compensation Committee, in its sole and absolute discretion, shall determine.

•

The portion of any incentive stock option accelerated in connection with a change in control shall remain exercisable as an incentive stock option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a non-qualified stock option under the U.S. federal tax laws.

Clawback / Recovery

All awards granted under the 2019 Plan will be subject to recoupment in accordance with the Company’s recoupment policy. In addition, the Compensation Committee may impose such other clawback, recovery or recoupment provisions on an award as the Compensation Committee determines necessary or appropriate in view of applicable laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause (as determined by the Compensation Committee).

Expiration of the 2019 Plan

Unless terminated sooner by the Board, the 2019 Plan will terminate on March 26, 2029.

Adjustments

The 2019 Plan provides for (a) adjustments to the aggregate number and kind of shares that may be issued under the 2019 Plan; (b) the terms and conditions of any outstanding awards (including any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding awards under the 2019 Plan, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares or the price of the shares other than an equity restructuring.

Amendments

The Compensation Committee (with the approval of the Board) may amend or modify the 2019 Plan at any time, provided that no amendment may, without the approval of our stockholders:

•	increase the number of shares available for issuance under the 2019 Plan; or

•	permit the Compensation Committee to extend the exercise period for an option beyond 10 years from the date of grant.

Notwithstanding any provision in the 2019 Plan to the contrary, absent approval of the stockholders of the Company, no option or SAR may be amended to reduce the per share exercise price of the shares subject to such option or SAR below the per share exercise price as of the date of grant and, except as otherwise permitted in the award agreement, (a) no option or SAR may be granted in exchange for, or in connection with, the cancellation, surrender or substitution of an option or SAR having a higher per share exercise price and (b) no option or SAR may be cancelled in exchange for, or in connection with, the payment of a cash amount or another award at a time when the option or SAR has a per share exercise price that is higher than the fair market value of a share.

In addition, no amendment shall adversely affect in any material way any award previously granted pursuant to the 2019 Plan without the prior written consent of the participant; provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the participant.

Federal Income Tax Consequences

Grants of Options

Under current tax laws, the grant of an option will not be a taxable event to the recipient and we will not be entitled to a deduction with respect to such grant.

Exercise of Non-qualified Options and Subsequent Sale of Stock

Upon the exercise of a non-qualified stock option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of our Common Stock received over the exercise price. The taxable income recognized upon exercise of a non-qualified stock option will be treated as compensation income subject to withholding and we will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When shares of our Common Stock received upon the exercise of a non-qualified stock option subsequently are sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized at the time of exercise); the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise. Special tax rules apply when all or a portion of the exercise price of a non-qualified stock option is paid by the delivery of already owned shares.

New Plan Benefits

Promptly following the Closing, subject to stockholder approval of the LTIP Proposal, a total of 257,000 performance shares will be awarded under the 2019 Plan to the following individuals in the amounts set forth opposite each such individual’s name, subject to such individual’s continued employment through the grant date:

Participant	Performance Shares
Lody, Kimberly S.	51,400
Ribar, Brandon	38,550
Brickman, David	25,700
Falke, Jeremy D.	25,700
Fryar, Michael	25,700
Burnell, Carole	12,850
Brown, Donna	12,850
Mount, Dawn	12,850
Hutchison, Kirsten	12,850

An additional 38,550 performance shares have been approved for issuance to the Company’s chief financial officer, which position is currently vacant. In the event an employee does not remain employed through the grant date, his or her performance shares will be allocated proportionately among the performance share award recipients.

In general, the performance shares will vest upon the attainment of specified VWAP targets in respect of our Common Stock during the five year period following the date of grant, as follows: (i) if the VWAP of a share of our Common Stock exceeds $50.00 per share for any ninety calendar day trading period, 50% of the performance shares will vest, (ii) if the VWAP of a share of our Common Stock exceeds $60.00 per share for any ninety calendar day trading period, 75% of the performance shares will vest; and (iii) if the VWAP of a share of our Common Stock exceeds $70.00 per share for any ninety calendar day trading period, 100% of the performance shares will vest. In addition, in the event that an employee’s continuous service is terminated by the Company due to the death or disability, the unvested performance shares will remain outstanding and a pro-rated portion thereof shall vest if the applicable VWAP target is satisfied during the performance period.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE LTIP PROPOSAL.

PROPOSAL FOUR: ADJOURNMENT PROPOSAL

The Board is recommending that stockholders approve, if necessary, adjournment of the Special Meeting to solicit additional proxies in favor of the Meeting Proposals if there are insufficient proxies at the Special Meeting to approve the Meeting Proposals. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to the time that the proxies are used.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

DESCRIPTION OF THE TRANSACTION DOCUMENTS

The following is a summary of certain material terms of (i) the Investment Agreement, (ii) the Promissory Note, (iii) the Investor Rights Agreement, and (iv) the Registration Rights Agreement. While we believe this summary covers the material terms of these agreements, it may not contain all of the information that is important to you, and is qualified in its entirety by the full text of the Investment Agreement, the Promissory Note, the Investor Rights Agreement and the Registration Rights Agreement, which were included as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on July 22, 2021, and incorporated by reference herein. For more information about accessing the Current Reports on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Investment Agreement

Pursuant to the Investment Agreement, (i) the Company agreed to initiate the Rights Offering and distribute to the holders of our Common Stock as of the record date for the Rights Offering the right to purchase, at $32 per share, one new share of Common Stock for each share of Common Stock they own as of the record date for the Rights Offering, and (ii) Conversant agreed to purchase from the Company (A) 82,500 shares of Series A Preferred Stock at $1,000 per share in the Private Placement, (B) up to 42,500 additional shares of Series A Preferred Stock at $1,000 per share pursuant to the Backstop Commitment, and (C) from time to time following the Closing, up to 25,000 additional shares of Series A Preferred Stock at $1,000 per share pursuant to the Equity Accordion. For a detailed description of the rights and preferences of the Series A Preferred Stock, see the section entitled “Description of the Series A Preferred Stock” below.

The Closing of the Private Placement and the Backstop Commitment under the Investment Agreement will occur simultaneously with the closing of the Rights Offering on the later of (i) the fifth business day following the last day of the Rights Offering and (ii) the date that all of the conditions to the Closing set forth in the Investment Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”).

Representations and Warranties

The Investment Agreement contains representations and warranties by the Company relating to, among other things, organization and standing; the Series A Preferred Stock; authorization, execution and delivery and enforceability; capitalization; subsidiaries; no conflicts; consents and approvals; Company reports and financial statements; this Proxy Statement; undisclosed liabilities; brokers and finders; the Private Placement; NYSE; no litigation; permits and licenses; absence of changes; compliance with laws; illegal payments and FCPA violations; employees; employee benefit plans; labor relations; indebtedness; anti-takeover provisions; environmental matters; intellectual property; data privacy and information security; healthcare regulatory matters; title; economic sanctions; provider relief funds; and taxes.

The Investment Agreement also contains representations and warranties by Conversant relating to, among other things, organization and standing, authority; no conflicts; consents and approvals; financial capability; brokers and finders; purchase for investment; no registration; ownership of Common Stock; and Investor information.

Certain representations and warranties of the Company and Conversant are qualified in whole or in part by a “materiality” or “material adverse effect” standard for purposes of determining whether a breach of such representations and warranties has occurred and by information in the disclosure letter delivered in connection with entering into the Investment Agreement, which contains information that modifies, qualifies and creates exceptions to the applicable representations and warranties set forth in the Investment Agreement. Moreover, certain representations and warranties in the Investment Agreement were used for the purpose of allocating risk among the parties, rather than establishing matters as facts. Accordingly, stockholders should not rely on the representations and warranties in the Investment Agreement as characterizations of the actual state of facts about the parties.

Closing Conditions

The obligation of each party to consummate the transactions thereunder are conditioned on, among other things, (i) the absence of any temporary restraining order, injunction, judgment, order or law retraining, enjoining, making illegal or otherwise prohibiting the transactions under the Investment Agreement; (ii) the receipt of certain third-party consents; (iii) the approval by the Company’s stockholders of the Equity Issuance Proposal and the Authorized Stock Increase Proposal and the effectiveness of the Certificate of Incorporation Amendment; (iv) the closing of the Rights Offering prior to or contemporaneously with the Backstop Commitment and Private Placement; and (v) the approval of the shares of Common Stock issued in the Rights Offering and any shares of Common Stock issuable upon conversion of the Series A Preferred Stock for listing on NYSE, subject to official notice of issuance.

The obligation of Conversant to consummate the transactions under the Investment Agreement is additionally conditioned on, among other things, (i) the representations and warranties of the Company being true and correct to the standards applicable to such representations and warranties set forth in the Investment Agreement; (ii) since the effective date of the Investment Agreement, there having not occurred any Material Adverse Effect (as defined in the Investment Agreement); (iii) the Company having performed and complied with all obligations and conditions in (A) the Investment Agreement required to be performed or complied with by it on or prior to the Closing Date and (B) the Promissory Note; (iv) the Company having delivered to Conversant a copy of the Certificate of Designations that has been filed with the Secretary of State of the State of Delaware; (v) the Company having delivered to Conversant the Investor Rights Agreement and Registration Rights Agreement, each executed by the Company; (vi) the Company having delivered to Conversant a customary legal opinion from the Company’s legal counsel with respect to certain organizational and other matters; and (vii) substantially contemporaneously with the Closing, the Company having reimbursed the costs and expenses of Conversant to the extent required under the Investment Agreement.

The obligation of the Company to consummate the transactions under the Investment Agreement is additionally conditioned on, among other things, (i) the representations and warranties of Conversant being true and correct to the standards applicable to such representations and warranties set forth in the Investment Agreement; (ii) Conversant having performed and complied with, in all material respects, all of the obligations and conditions in the Investment Agreement required to be performed or complied with by it on or prior to the Closing Date; (iii) Conversant having delivered to the Company the Investor Rights Agreement and Registration Rights Agreement, each executed by Conversant; (iv) Conversant having delivered to the Company payment of the purchase price for the Series A Preferred Stock issued to Conversant at Closing; and (v) Conversant having delivered to the Company properly executed IRS Form W-9’s at least two business days prior to the Closing Date.

Termination

The Investment Agreement may be terminated at any time (i) by mutual written consent of the Company and Conversant, (ii) by either the Company or Conversant if (A) the Closing does not occur on or before December 31, 2021 (the “Outside Date”), (B) if the Equity Issuance Proposal or the Authorized Stock Increase Proposal are not approved by the stockholders at the Special Meeting (or any adjournment or postponement thereof), (C) any governmental entity issues any final and unappealable injunction or ruling prohibiting the consummation of the transactions under the Investment Agreement and the ancillary documents related thereto (including the Investor Rights Agreement and the Registration Rights Agreement) or (D) the other party breaches any representation, warranty, covenant or agreement of such party set forth in the Investment Agreement if such breach or misrepresentation is not capable of being cured by the Outside Date and if such breach or misrepresentation would cause the conditions to the performance of the terminating party not to be satisfied, provided that the terminating party is not then in breach of the Investment Agreement so as to cause the conditions to the performance of the other party not to be satisfied as of the Closing Date.

Equity Accordion

On or after the Closing Date, the Company may from time to time request additional investments from Conversant in shares of Series A Preferred Stock for future investment in accretive capital expenditures and acquisitions post-closing up to an aggregate amount equal to $25 million. The Investment Agreement provides that the Company may only use amounts drawn under the Equity Accordion for certain matters as agreed between the parties. Conversant’s obligation to fund the Equity Accordion is conditioned on there being (i) no continuing Material Adverse Effect in respect of the Company and (ii) no default of the Company or any of its subsidiaries in respect of indebtedness in an aggregate amount of $25 million or more.

Other Covenants and Agreements

The Investment Agreement provides the Company the ability to seek specific performance to prevent breaches or threatened breaches by Conversant, including the ability to cause the Private Placement to be consummated if all of the conditions to Conversant’s obligations to effect the transactions contemplated by the Investment Agreement have been satisfied or waived.

Until the earlier of (i) the termination of the Investment Agreement and (ii) the Closing, the Company has agreed to not: (A) enter into any written or oral agreement or understanding with any person or entity (other than Conversant) regarding any equity financing of the Company or its subsidiaries or any sale of all or substantially all of the Company or any of its subsidiaries or any material portion of their consolidated assets; (B) enter into or continue any negotiations or discussion with any person or entity (other than Conversant) regarding the possibility of such a transaction; or (C) except as otherwise required by law or a governmental entity, provide any nonpublic information regarding the Company to any person or entity (other than Conversant, its affiliates and its representatives).

During the period between the date of the Investment Agreement and the Closing Date, subject to certain exceptions, the Company has agreed to operate in the ordinary course of business in all material respects and to not engage in certain kinds of material transactions without the prior written consent of Conversant, including restrictions related to making dividends and distributions; repurchasing of capital stock; issuing capital stock; amending the Company’s Certificate of Incorporation or Bylaws; disposing of material assets; making loans; taking an action that would result in an adjustment of the conversion price of the Series A Preferred Stock (assuming for such purposes that such Series A Preferred Stock were issued on the date of the Investment Agreement); incurring any indebtedness; making capital expenditures in excess of $1,000,000; making certain acquisitions; and taking any action in breach of the Promissory Note.

At the Closing, the Company will reimburse Conversant for all reasonable out-of-pocket fees and expenses incurred by it on or after the date of the Investment Agreement in connection with the consummation of the transactions contemplated thereby and in accordance with the Promissory Note, subject to certain exceptions, up to an aggregate amount of $800,000.

Promissory Note

Simultaneously with the entry into the Investment Agreement, the Company, Conversant and Conversant Opportunity Master Fund LP (“Lender” and together with Conversant, the “Payee”) entered into an approximately $17.295 million secured promissory note (the “Promissory Note”) to provide interim debt financing to the Company in order for the Company to meet its working capital needs.

The Promissory Note bears interest at a rate of 15.0% per annum, provided that $2.295 million of the Promissory Note which is applied to the payment of fees and expenses in connection with the Promissory Note and the

Transactions will bear interest at a rate of 0% until the Outside Date and 15% from and after the Outside Date. Interest payments may be made, at the option of the Company, in cash or in kind (“PIK Interest”). The interest rate on the Promissory Note will increase by an additional 3% if an Event of Default (as defined in the Promissory Note) occurs. If an Event of Default occurs, the Payee may, at its option, declare the entire unpaid principal sum (including PIK Interest), and accrued interest immediately due and payable in full.

In addition, the Promissory Note provides for a payment premium that may be payable on the loans thereunder (other than the $2.295 million earmarked for the payment of fees and expenses) in an amount of up to either (i) 5% of the initial principal amount of the loans, if the loans are repaid on the Closing Date or (ii) 20% of the initial principal amount of the loans, if the loans are not repaid on the Closing Date. The proceeds of the Promissory Note will be used in accordance with an approved budget as agreed between the Company and the Payee. The Promissory Note is secured by certain assets of the Company as described therein.

The Promissory Note will mature upon the earlier of (a) the Closing Date or (b) July 22, 2022.

Investor Rights Agreement

Pursuant to the Investment Agreement, the Company and Conversant agreed to enter into the Investor Rights Agreement on the Closing Date to provide for certain rights and responsibilities of the parties in connection with Conversant’s investment and the governance of the Company.

Board Composition

For so long as Conversant and the investors listed on Schedule A to the Investor Rights Agreement (collectively, the “Conversant Investors”), together with their respective affiliates and permitted transferees beneficially own at least 15% of the outstanding shares of Common Stock of the Company on an as-converted basis, Investor A will have the right to designate for inclusion in the Company’s slate of individuals nominated for election to its Board a number of Investor Board Representatives, rounded to the nearest whole number, equal to (i) the quotient of (a) the total number of outstanding shares of Common Stock of the Company on an as-converted basis beneficially owned by the Conversant Investors together with their affiliates and permitted transferees divided by (b) the total number of outstanding shares of Common Stock of the Company on an as-converted basis, multiplied by (ii) the total number of directors then on the Board.

Promptly following the Closing Date, and in any event within five business days following the Closing Date, the Company will be required to cause the initial Investor Board Representatives to be elected or appointed to the Board. Additionally, for so long as Conversant, together with its affiliates and permitted transferees, beneficially owns at least 20% of the outstanding shares of Common Stock on an as converted basis, Investor A will be entitled to designate the chairperson of the Board. The Investor Board Representative(s) will receive the same director compensation as each other non-executive director of the Board.

For so long as Investor A has the right to nominate an Investor Board Representative to the Board, (i) members of the Board other than the Investor Board Representative(s) will have the exclusive right to nominate persons on behalf of the Board for election at annual stockholders meetings for, or to fill vacancies in, all director positions, other than the Investor Board Representative(s), and (ii) any transaction, agreement, contract or other arrangement (including, without limitation, any mandatory conversion or redemption of the Series A Preferred Stock pursuant to the Certificate of Designations) by and among the Company or any of its subsidiaries, on the one hand, and any of Conversant or its affiliates, on the other hand, will require solely the approval of a majority of the independent and disinterested directors.

Transfer Restrictions and Standstill

The Investor Rights Agreement contains prohibitions on the ability of the Conversant Investors to transfer any shares of Series A Preferred Stock (or shares of Common Stock issued upon conversion thereof) during the period commencing on the Closing Date and continuing until the date that is the second anniversary of the Closing Date, other than certain permitted transfers including (i) to the Conversant Investors’ affiliates, provided they execute a joinder to the Investor Rights Agreement with respect to such transfer restrictions, (ii) to the Conversant Investors’ investors and their subsequent investors as a distribution in-kind, provided they execute a joinder to the Investor Rights Agreement with respect to such transfer restrictions, (iii) in connection with a sale of the Company approved by the Board or in connection with a tender offer into which a majority of the unaffiliated stockholders of the Company have tendered their respective shares of Common Stock, (iv) to the Company or (v) following a voluntary filing by the Company of a petition for relief under the United States Bankruptcy Code. Prior to the third anniversary of the date of the Investor Rights Agreement, the Conversant Investors will be prohibited from transferring any shares of Series A Preferred Stock (or shares of Common Stock issued upon conversion thereof) to certain designated competitors of the Company.

The Investor Rights Agreement requires the Conversant Investors and their respective affiliates to abide by certain standstill provisions for a period of two years from the date of the Investor Rights Agreement, which restrict such parties from, among other things and subject to certain exceptions, acquiring any securities of the Company or taking any actions to change the composition of the Board (other than in respect of the Investor Board Representatives).

Consent Rights for Certain Material Matters

For so long as the Conversant Investors, together with their affiliates and permitted transferees, continue to beneficially own at least 15% of the outstanding shares of Common Stock on an as-converted basis, the Company will be required to obtain Investor A’s prior written consent for any of the following actions (with such consent not to be unreasonably withheld, conditioned or delayed): (i) materially changing the principal business of the Company or entering into new lines of business or exiting the Company’s current line of business; (ii) agreeing to or consummating acquisitions involving the payment of money or assets in an amount exceeding $10 million; (iii) issuing equity securities representing 20% or more of the value of the outstanding shares of Common Stock of the Company, on an as converted basis, as of the date of the Investment Agreement, or 20% or more of the number of outstanding shares of Common Stock, on an as converted basis, as of the date of the Investment Agreement, in each case after taking into account the issuance of the Series A Preferred Stock and the closing of the Rights Offering; (iv) selling or otherwise transferring equity securities of any subsidiary of the Company to a person other than the Company or a wholly owned subsidiary; agreeing to or consummating a change of control; (v) consummating any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or filing a petition under bankruptcy or insolvency law; (vi) purchasing or redeeming or making any distribution or declaring any dividend on equity securities of the Company or any of its subsidiaries ranking junior to the Series A Preferred Stock other than (A) redemptions of or dividends or distributions on the Series A Preferred Stock or in which the Series A Preferred Stock participates pursuant to the Certificate of Designations, (B) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (C) repurchases or redemptions if at such time any accrued dividends on the Series A Preferred Stock have been paid in full in cash; (vii) other than refinancings of existing indebtedness on substantially the same commercial economic terms, for any given calendar year, incurring indebtedness such that the aggregate amount of indebtedness of the Company and its subsidiaries immediately after such incurrence is in excess of 105% of the aggregate amount of indebtedness of the Company and its subsidiaries in the prior calendar year as of December 31; and (viii) authorizing or issuing any Parity Stock (as defined below), additional shares of Series A Preferred Stock or Senior Stock (as defined below).

Preemptive Rights

So long as the Conversant Investors together with their respective affiliates and permitted transferees hold at least 14.9% of the outstanding shares of Common Stock on an as-converted basis, each Conversant Investor will have certain pre-emptive rights with respect to any issuance of any equity securities that are issued after the effective date of the Investor Rights Agreement, subject to certain exceptions, including for (i) issuances of Common

Stock or options or rights to purchase Common Stock pursuant to present or future benefit plans or employee agreements or arrangements or programs, (ii) issuances of securities pursuant to any acquisition by the Company whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction and which transaction has been approved by the Board, (iii) issuances of shares of Common Stock upon conversion or exercise of any of preferred stock, option or derivative instrument outstanding as of the Closing Date or issued in accordance with the Investor Rights Agreement, (iv) by reason of a dividend, stock split or other distribution of Common Stock, (v) issuances of any shares of Series A Preferred Stock pursuant to the terms of the Investment Agreement or (vi) issuances of any equity securities with respect to which Conversant waives in writing the pre-emptive rights of all of the Conversant Investors.

Registration Rights Agreement

Pursuant to the Investment Agreement, the Company and Conversant also agreed to enter into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, among other things, and on the terms and subject to certain limitations set forth therein, the Company will be obligated to prepare and file, no later than 90 days prior to the second anniversary of the Closing Date, a shelf registration statement registering the shares of Common Stock issued or issuable in respect of any shares of Series A Preferred Stock issued to Conversant pursuant to the Investment Agreement (whether or not such shares of Series A Preferred Stock or Common Stock are subsequently transferred to any affiliates of Conversant) (the “Registrable Securities”), and the Company will be required to use its reasonable best efforts to keep such registration statement effective at all times until such date as the Investor Parties collectively beneficially own less than 15% of the outstanding shares of Common Stock on an as-converted basis. In addition, pursuant to the terms of the Registration Rights Agreement, following the second anniversary of the Closing Date and subject to certain other requirements and customary conditions, Conversant will be permitted to make one demand that the Company file a registration statement on Form S-3, or if not available, on Form S-1 to register the Registrable Securities and within any 12 month period, one demand that the Company consummate a “takedown” off of a shelf registration statement. The Registration Rights Agreement will also provide Conversant and its affiliates with certain “piggy-back” registration rights. The Company will be required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commissions on the sale of Registrable Securities.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following is a summary of the material terms of the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock as contained in the Certificate of Designations. While we believe this summary covers the material terms and provisions of the Series A Preferred Stock, it may not contain all of the information that is important to you, and is qualified in its entirety by the full text of the Certificate of Designations, which was included in Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on July 22, 2021, and incorporated by reference herein. For more information about accessing the Current Reports on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Ranking

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock will rank (i) senior to Common Stock and all other classes and series of capital stock of the Company now existing or authorized in the future that do not expressly rank on a parity basis with or senior to the Series A Preferred Stock (“Junior Stock”), (ii) on a parity basis with each other class or series of capital stock of the Company now existing or authorized, classified or reclassified in the future, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (“Parity Stock”) and (iii) junior to each other class or series of capital stock of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (“Senior Stock”) and to all existing and future indebtedness and other non-equity claims on the Company.

Dividend Rights

Shares of the Series A Preferred Stock will be entitled to participate on an as-converted basis in Common Stock dividends (“Participating Dividends”).

In addition, each holder of the Series A Preferred Stock will be entitled to receive, when, as and if authorized and declared by the Board, dividends accruing daily on the basis of twelve 30-day months and a 360-day year, at a per annum rate of the Liquidation Preference per share which will be either paid in cash or paid in kind as an increase to the Liquidation Preference of the Series A Preferred Stock (“Preferred Dividends”). Such rate will be determined prior to Closing based on the participation in the Rights Offering as follows: (i) 15.00% if participation in the Rights Offering is less than $22.5 million, (ii) 13.00% if participation in the Rights Offering equal is to or greater than $22.5 million but less than $45.0 million or (iii) 11.00% if participation in the Rights Offering is equal to or greater than $45.0 million. The Preferred Dividends will be cumulative, whether or not declared, will compound quarterly and will be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing on the first such date following the date of issuance.

So long as any shares of Series A Preferred Stock remain outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock have been declared and paid in cash, the Company will be prohibited from declaring any dividends on, or making any distributions relating to, Junior Stock or Parity Stock, subject to certain exceptions.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders will be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such holders would have received had such holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock.

The “Liquidation Preference” with respect to any share of Series A Preferred Stock will be $1,000 per share, plus the sum of any Preferred Dividends paid in the form of an increase in the Liquidation Preference of such share, plus the sum of all accrued and unpaid Preferred Dividends and Participating Dividends.

Voting Rights

Holders of the Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided in the Certificate of Designations or as required by applicable law, voting together with the holders of Common Stock as a single class. Each holder will be entitled to a number of votes in respect of the shares of Series A Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited. For so long as any share of Series A Preferred Stock remains issued and outstanding, the holders shall be entitled to vote as a single class on any amendment to the Certificate of Designations that relates solely to the terms of the Series A Preferred Stock and holders of shares of Common Stock or shares of preferred stock, other than Series A Preferred Stock, shall not be entitled to vote thereon.

For so long as any shares of the Series A Preferred Stock are outstanding, the prior affirmative vote of at least a majority of the then-issued and outstanding shares of Series A Preferred Stock, voting as a separate class, will be required to (i) amend the Company’s Certificate of Incorporation or Bylaws in a manner adverse to the Series A Preferred Stock, (ii) amend the Certificate of Designations, (iii) authorize or increase the number of authorized shares of Parity Stock or Senior Stock, and (iv) solely for so long as Investor A has the consent rights described in “Description of the Transaction Documents — Investor Rights Agreement” above, to incur indebtedness if the aggregate amount of indebtedness of the Company and its subsidiaries immediately after such incurrence is in excess of 105% of the aggregate amount of indebtedness of the Company and its subsidiaries in the prior calendar year as of December 31.

Redemption Rights

If a Change of Control (as defined in the Certificate of Designations) occurs, then each holder will have the right to require the Company to repurchase in whole or in part such holder’s Series A Preferred Stock for a cash purchase price equal to the Change of Control Price (as defined below).

Further, if a Change of Control occurs in which the Change of Control Price in respect of a share of Series A Preferred Stock exceeds an amount equal to 150% of the Liquidation Preference in respect of such share of Series A Preferred Stock, the Company will have the right, at its sole option, to redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock at an amount in cash equal to the greater of (A) 100% of the Liquidation Preference for such share and (B) the fair market value of the property such holder would have received in respect of the number of shares of Common Stock that would have been issuable upon conversion of such share of Series A Preferred Stock in connection with the Change of Control (the “Change of Control Price”).

The Series A Preferred Stock will also be redeemable, in whole or in part, at the option of the Company at any time (i) on or after the fifth anniversary (and before the seventh anniversary) of the Closing Date, at a cash redemption price per share of Series A Preferred Stock equal to the greater of (A) 100% of the Liquidation Preference as of the to the date fixed for redemption thereof and (B) an amount equal to (1) the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred Stock as of the redemption date multiplied by (2) the VWAP (as defined in the Certificate of Designations) of the Common Stock for the 30 trading days immediately preceding (and not including) the date on which notice of such redemption is given and (ii) on or after the seventh anniversary of the Closing, at a redemption price per share equal to 100% of the Liquidation Preference as of the redemption date. In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed will be selected pro rata among holders. The Company will only be permitted to redeem the Series A Preferred Stock in part if (i) the aggregate cash redemption price is at least $5 million and (ii) immediately following such partial redemption, (a) Conversant and its affiliates beneficially own at least 17% of the outstanding shares of Common Stock on an as-converted basis, or (b) no shares of Series A Preferred Stock will remain outstanding.

Conversion

Each holder will have the right to convert (an “Optional Conversion”) each share of such holder’s Series A Preferred Stock at any time into (i) the number of shares of Common Stock equal to the quotient of (a) the Liquidation Preference divided by (b) the Conversion Price (as defined below) as of the applicable conversion date plus (ii) cash in lieu of fractional shares.

The Company will have the right, exercisable at its option, to designate any business day on or after the third anniversary of the Closing as a conversion date for the conversion of all, but not less than all, of the outstanding shares of Series A Preferred Stock, but only if the VWAP per share of Common Stock exceeds 150% of the Conversion Price for the 30 consecutive trading days immediately preceding the date of the Company gives notice of such election to convert shares of Series A Preferred Stock (a “Mandatory Conversion”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding that is to be converted pursuant to such Mandatory Conversion will be converted into (i) the number of shares of Common Stock equal to the quotient of (a) the Liquidation Preference divided by (b) the Conversion Price as of the applicable conversion date and (ii) cash in lieu of fractional shares.

The “Conversion Price” will initially be $40.00 per share of Common Stock; provided that the Conversion Price will be subject to customary anti-dilution adjustments.

Anti-Dilution

The Conversion Rate of the Series A Preferred Stock will be subject to customary anti-dilution adjustments as provided in the Certificate of Designations. If any such event occurs, the number of shares of Common Stock issuable upon conversion may be higher than the initial number of shares designated under the Certificate of Designations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of August 13, 2021 by: (i) each person known by us to be the beneficial owner of more than five percent of Common Stock; (ii) each of our directors; (iii) each of our “named executive officers”; and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number	% of Class
5% or More Stockholder
Seymour Pluchenik(3)	307,728	14.05%
Arbiter Partners Capital Management LLC(4)	289,155	13.20%
Pangea Ventures, L.P.(5)	277,423	12.66%
Steven D. Lebowitz(6)	178,840	8.16%
Clayton Partners LLC(7)	118,500	5.41%
Renaissance Technologies LLC(8)	104,430	4.77%
Named Executive Officers and Directors
Kimberly S. Lody(9)	69,904	3.19%
Brandon M. Ribar(10)	29,757	1.36%
David R. Brickman(11)	26,552	1.21%
Philip A. Brooks(12)	5,805	*
Jill M. Krueger	5,712	*
Steven T. Plochocki	4,663	*
Michael W. Reid	4,551	*
E. Rodney Hornbake	4,689	*
Ross B. Levin	3,129	*
Ed A. Grier	2,947	*
All directors and executive officers as a group (15 persons)(13)	192,543	8.79%

*	Less than one percent.
(1)

Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days (rounded to the nearest tenth of a percent).

(2)	The percentages indicated are based on 2,190,599 shares of Common Stock issued and outstanding on August 10, 2021.
(3)

The address of the reporting persons reported on this line is c/o GF Investments, 810 Seventh Avenue, 28th Floor, New York, NY 10019. Shares reported on this line represent shares that may be deemed to be beneficially owned by Seymour Pluchenik, Sam Levinson, Simon Glick, Silk Partners, LP (“Silk”); Siget, LLC (“Siget”); Siget NY Partners, L.P. (“Siget NY”); 1271 Associates, LLC (“1271 Associates”); and PF Investors, LLC (“PF Investors”). Mr. Levinson is the chief investment officer of Siget NY. Siget NY is the investment manager of and makes investment decisions for Silk. 1271 Associates is the General Partner of Siget NY. Messrs. Glick and Pluchenik are the managing members of 1271 Associates. Siget is the General Partner of Silk. Messrs. Glick and Pluchenik are the managing members of Siget. By virtue of these relationships, each of Siget NY, 1271 Associates, Siget and Messrs. Levinson, Glick and Pluchenik may be

deemed to beneficially own the shares owned directly by Silk. Mr. Pluchenik is the manager of PF Investors, and by virtue of this relationship, Mr. Pluchenik may be deemed to beneficially own the shares of Common Stock owned directly by PF Investors. Based solely on a Schedule 13D/A filed on July 1, 2019, and accounting for the 1-for-15 reverse stock split of the Company’s Common Stock, (i) Seymour Pluchenik has the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 307,728 shares, (ii) Sam Levinson, Simon Glick, Siget, Siget NY and 1271 Associates have the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 290,809 shares, (iii) Silk has the sole voting and dispositive power with respect to 290,809 shares and shared voting and dispositive power with respect to none of the shares and (iv) PF Investors has the sole voting and dispositive power with respect to 16,918 shares and shared voting and dispositive power with respect to none of the shares.
(4)

The address of Arbiter Partners Capital Management LLC (“Arbiter Partners”) is 530 Fifth Avenue, 20th Floor, New York, NY 10036. Arbiter Partners and Paul J. Isaac share voting power and share dispositive power with respect to all of the reported shares. Information relating to Arbiter Partners is based on a Schedule 13D filed with the SEC on March 10, 2017 and Form 4 filed with the SEC on August 29, 2017, as adjusted for the 1-for-15 reverse stock split of the Company’s Common Stock. Arbiter Partners is a registered investment adviser that manages and/or administers Arbiter Partners QP LP, an affiliated investment fund (“APQ”), and various accounts, including Isaac Brothers, LLC, Nana Associates LLC and 9 Interlaken Partners LLC (collectively, the “Family Accounts”). Mr. Isaac controls Arbiter Partners. By reason of its position as investment adviser to APQ and as manager and/or administrator of the Family Accounts, Arbiter Partners may be deemed to possess the power to vote and dispose of the shares held by APQ and the Family Accounts. By reason of his responsibility for the supervision and conduct of all investment activities of Arbiter Partners, Mr. Isaac may be deemed to possess the power to vote and dispose of the shares beneficially owned by Arbiter Partners. Mr. Isaac disclaims beneficial ownership of these securities for all purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of his pecuniary interest therein.

(5)

The address of the reporting persons reported on this line is 450 Park Avenue, Suite 2700, New York, NY 10022. Shares reported on this line represent shares that may be deemed to be beneficially owned by Pangea Ventures, L.P. (“Pangea”), Ortelius Advisors, L.P. (“Ortelius”) and Peter DeSorcy. Ortelius is the investment manager of Pangea. Peter DeSorcy is the Managing Member of the general partner of Ortelius, is a Managing Member of Ortelius and has a controlling interest in Ortelius, and, as a result, Peter DeSorcy may be deemed to beneficially own the shares beneficially owned by Pangea. Each of Pangea, Ortelius and Peter DeSorcy has sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 118,807 shares. The foregoing information regarding Pangea, Ortelius and Peter DeSorcy and their respective beneficial ownership of shares is based solely on a Schedule 13D filed on August 12, 2021.

(6)

The address of the reporting persons reported on this line is 1333 Second Street, Suite 650, Santa Monica, CA 90401. Shares reported on this line represent shares that may be deemed to be beneficially owned by Steven D. Lebowitz, Deborah P. Lebowitz, David Lebowitz, Amanda Lebowitz, Lauren Lebowitz Salem, Robert Lebowitz, Kathryn Lebowitz Silverberg, The Lebowitz Family Stock, LLC (“LFS LLC”) and Leonard S. Pearlstein. Based solely on a Schedule 13G/A filed on January 29, 2021, (i) Steven D. Lebowitz has sole voting and dispositive power with respect to 11,666 shares, shared voting power with respect to 160,176 shares and shared dispositive power with respect to 167,174 shares, (ii) Deborah P. Lebowitz has sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 160,176 shares, (iii) David Lebowitz and Amanda Lebowitz have sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 1,166 shares, (iv) Lauren Lebowitz Salem has sole voting power with respect to 3,000 shares, sole dispositive power with respect to none of the shares, shared voting power with respect to none of the shares, and shared dispositive power with respect to 3,000 shares, (v) Robert Lebowitz has sole voting power with respect to 200 shares, sole dispositive power with respect to none of the shares, shared voting power with respect to none of the shares, and shared dispositive power with respect to 200 shares, (vi) Kathryn Lebowitz Silverberg has sole voting power with respect to 2,166 shares, sole dispositive power with respect to none of the shares, shared voting power with respect to none of the shares, and shared dispositive power with respect to 2,166 shares, (vii) LFS LLC has sole voting and dispositive power with respect to 11,666 shares and shared voting and dispositive power with respect to none of the shares, and (viii) Leonard S. Pearlstein has sole voting power with respect to 466 shares, sole dispositive power with respect to none of the shares, shared voting power with respect to none of the shares, and shared dispositive power with respect to 466 shares.
(7)

The address of Clayton Partners LLC is 3160 College Avenue, Suite 203, Berkeley, CA 94705. Clayton Partners LLC has sole voting and dispositive power with respect to 118,500 shares and shared voting and dispositive power with respect to none of the shares. The foregoing information regarding Clayton Partners LLC and the shares that it beneficially owns is based solely on a Schedule 13G filed on January 22, 2021.

(8)

Based solely on the Schedule 13G filed on February 10, 2021, Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”), because of its majority ownership of RTC, holds sole voting power over 96,524 of such shares and sole dispositive power over all of such shares. The address for RTC and RTCH is 800 Third Avenue, New York, New York 10022.

(9)

Consists of 6,636 shares held by Ms. Lody directly, 56,789 unvested shares of restricted stock (36,999 of which are subject to the Company’s achievement of certain performance targets), and 6,479 shares of Common Stock underlying the vested portion of an option to purchase shares of Common Stock at $111.90 per share. Does not include 3,338 shares underlying the unvested portion of such stock option and additional shares that are issuable upon the achievement of certain maximum performance targets.

(10)

Consists of 7,216 shares held by Mr. Ribar directly and 22,541 unvested shares of restricted stock (14,054 of which are subject to the Company’s achievement of certain performance targets). Does not include additional shares that are issuable upon the achievement of certain maximum performance targets.

(11)

Consists of 13,009 shares held by Mr. Brickman directly and 13,543 unvested shares of restricted stock (8,424 of which are subject to the Company’s achievement of certain performance targets). Does not include additional shares that are issuable upon the achievement of certain maximum performance targets.

(12)	Consists of 5,387 shares held by Mr. Brooks directly and 418 shares held by the Philip A. Brooks Revocable Trust.
(13)

Includes 61,615 shares held directly or indirectly by the executive officers and directors of the Company, 124,449 unvested shares of restricted stock (78,455 of which are subject to the Company’s achievement of certain performance targets) and 6,479 shares of Common Stock underlying the vested portion of an option to purchase shares of Common Stock at $111.90 per share. Does not include 3,338 shares underlying the unvested portion of such stock option and additional shares that are issuable upon the achievement of certain maximum performance targets.

OTHER MATTERS

Our Bylaws provide that only business within the purpose or purposes described in the notice of special meeting may be conducted at such special meeting. Accordingly, no business other than the identified proposals shall be conducted at the Special Meeting.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Our Certificate of Incorporation establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board, to be proposed at an annual meeting of our stockholders. Notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be delivered to, or mailed and received at, our principal executive offices not less than 60 but not more than 90 days before the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the notice must be delivered or received no later than the close of business on the tenth day following the earlier of (1) the day on which such notice of the date of meeting was mailed or (2) the day on which such public disclosure was made. The notice of a stockholder proposal or a director nomination must also contain specified information and conform to certain requirements set forth in our Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Certificate of Incorporation.

HOUSEHOLDING

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single copy of this Proxy Statement to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to any stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of this Proxy Statement, now or in the future, should submit this request to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of this Proxy Statement and who would like to receive a single copy of such proxy materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC as specified below will update and supersede that information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the following filings:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021, as amended by Form 10-K/A, filed with the SEC on April 30, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, filed with the SEC on April 14, 2021, and June 30, 2021, filed with the SEC on August 13, 2021; and

•	our Current Reports on Form 8-K, filed with the SEC on July 22, 2021 (only Item 8.01 and Exhibit 99.2 thereto), July 22, 2021 and [ ].

This Proxy Statement incorporates important business and financial information about the Company from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.capitalsenior.com, and from the SEC at its website, www.sec.gov, or by written request directed to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600.

FORWARD-LOOKING STATEMENTS

The forward-looking statements in this Proxy Statement are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to obtain stockholder approval for the proposed transaction; the satisfaction of all conditions to the closing of the proposed transaction; other risks related to the consummation of the proposed transaction, including the risk that the transactions will not be consummated within the expected time period or at all; the costs related to the proposed transaction; the impact of the proposed transaction on the Company’s business; any legal proceedings that may be brought related to the proposed transaction; the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread; new information that may emerge concerning the severity of COVID-19; the actions taken to prevent or contain the spread of COVID-19 or treat its impact; the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic; the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the transfer of certain communities managed by the Company on behalf of Fannie Mae, Healthpeak, Ventas, and Welltower; the Company’s ability to improve and maintain adequate controls over financial reporting and remediate the identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

ANNEX A

THIRD CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

CAPITAL SENIOR LIVING CORPORATION

Capital Senior Living Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation, as amended on August 27, 1999 and December 11, 2020 (the “Certificate of Incorporation”):

The first two paragraphs of the FOURTH Article of the Certificate of Incorporation are hereby amended and restated by deleting such first two paragraphs in their entirety and replacing them with the following paragraph:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 15,000,000 shares of common stock, at a par value of $0.01 per share (“Common Stock”), and 15,000,000 shares of preferred stock, at a par value of $0.01 per share (“Preferred Stock”).”

SECOND: That the foregoing amendment was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Third Certificate of Amendment has been duly executed as of the [●]th day of [●] 2021.

CAPITAL SENIOR LIVING CORPORATION

By:
Name:	Kimberly S. Lody
Title:	President and Chief Executive Officer

A-1

ANNEX B

AMENDMENT NO. 1 TO

CAPITAL SENIOR LIVING CORPORATION

2019 OMNIBUS STOCK AND INCENTIVE PLAN

THIS AMENDMENT NO. 1 TO THE CAPITAL SENIOR LIVING CORPORATION 2019 OMNIBUS STOCK AND INCENTIVE PLAN (this “Amendment”), is made effective as of July [    ], 2021 (the “Effective Date”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, Capital Living Corporation (the “Company”) maintains the Company 2019 Omnibus Stock and Incentive Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 13.1 of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan from time to time; and

WHEREAS, the Board approved this Amendment pursuant to a resolution of the Board on the Effective Date.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date:

AMENDMENT

1. The first sentence of Section 3.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to Article 10, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be 797,600 Shares (the “Share Pool”) plus (a) any reserved Shares not issued or subject to outstanding awards under the 2007 Omnibus Stock and Incentive Plan For the Company, as amended (the “Prior Plan”) on the Effective Date, and (b) any Shares that are subject to an award granted under the Prior Plan that is outstanding on the Effective Date, but that ceases to be subject to the award due to the award’s forfeiture, cancelation, or expiration, or because the award is paid or settled in cash.”

2. The second sentence of Section 4.3 of the Plan is hereby deleted and replaced in its entirety with the following:

“Notwithstanding anything contrary in the immediately preceding sentence: (a) the minimum vesting period set forth in this Section 4.3 shall not apply to the 257,000 of the Shares added to the Share Pool by Amendment No.1 to the Plan, Substitute Awards, Awards that may be settled only in cash, or an Award that vests immediately prior to a Change in Control pursuant to Section 10.1(a) because such Award is not converted, assumed, or replaced by a successor or survivor corporation or a parent or subsidiary thereof, and (b) the Committee may, at any time following the date of grant of an Award, accelerate the vesting or exercisability of the Award and/or waive any restrictions, conditions or limitations applicable to the Award.”

3. This Amendment shall be and is hereby incorporated into and forms a part of the Plan.

4. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

[Signature page follows]

B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Special Meeting White Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

		For	Against	Abstain
1.	Proposal to approve the issuance of up to 150,000 shares of newly designated Series A Convertible Preferred Stock of the Company to affiliates of Conversant Capital LLC, which shares will be convertible into shares of our Common Stock.	☐	☐	☐	This proxy will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as indicated below: “FOR” Proposals 1, 2, 3 and 4.
		For	Against	Abstain
2.	Proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 4,333,334 shares to 15,000,000 shares.	☐	☐	☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
		For	Against	Abstain
3.	Proposal to approve an amendment to the Company’s 2019 Omnibus Stock and Incentive Plan to (i) increase the number of shares of Common Stock that the Company may issue under such plan from 150,000 shares to 797,699 shares and (ii) exclude 257,000 shares from the minimum vesting provisions of such plan.	☐	☐	☐
		For	Against	Abstain
4.	Proposal to approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposals.	☐	☐	☐

                                  03I67B

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – CAPITAL SENIOR LIVING CORPORATION

WHITE PROXY CARD

[        ]

[        ]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brandon M. Ribar and David R. Brickman, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated hereon, all the shares of the common stock of Capital Senior Living Corporation (the “Company”), held of record by the undersigned on [         ], at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held at [         ] on [         ], 2021 at [         ] AM Central Time, and any postponement(s) or adjournment(s) thereof.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH FOR THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be marked, dated and signed, on the other side)

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box.

/ /

C	Non-Voting Items

Change of Address – Please print new address below.                                                                  Comments – Please print your comments below.

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